Exhibit (a)(3)(i)

REDEMPTION NOTICE/TRANSACTION STATEMENT

Mailed to Shareholders on or about February 24, 2010

This redemption notice/transaction statement is being furnished to holders of issued and outstanding Class A ordinary shares, no par value per share, of OpenTV Corp. (“OpenTV”) that are not currently held by Kudelski SA (“Kudelski”), Kudelski Interactive USA, Inc. (“Kudelski USA”) or Kudelski Interactive Cayman, Ltd. (“Kudelski Cayman”). Kudelski USA and Kudelski Cayman are each wholly-owned subsidiaries of Kudelski and together, Kudelski, Kudelski USA and Kudelski Cayman are referred to as the “Kudelski Control Group.” The holders of Class A ordinary shares other than the entities comprising the Kudelski Control Group are referred to as the “non-Kudelski Group shareholders.” The Kudelski Control Group currently owns, in the aggregate, 92,104,997 Class A ordinary shares and 30,206,154 Class B ordinary shares, no par value per share, of OpenTV, representing approximately 85% and 100%, respectively, of the outstanding Class A ordinary shares and Class B ordinary shares, based on the number of ordinary shares outstanding on January 31, 2010. Because each Class A ordinary share entitles the holder to one vote per share and each Class B ordinary share entitles the holder to ten votes per share, the ordinary shares held by the Kudelski Control Group represent approximately 96% of the outstanding voting power of OpenTV, based on the number of ordinary shares outstanding as of such date. Because OpenTV is a British Virgin Islands company, holders of its ordinary shares are technically referred to as “members” of OpenTV. For matters of convenience, however, such holders are referred to herein as “shareholders” of OpenTV.

This redemption notice/transaction statement is being provided for the purpose of notifying the non-Kudelski Group shareholders of the following:

•

on February 19, 2010, the Kudelski Control Group delivered to OpenTV written instructions pursuant to Section 176 of the BVI Business Companies Act, 2004 (as amended, the “BVI Act”), directing OpenTV to redeem all of the Class A ordinary shares held by the non-Kudelski Group shareholders;

•	in its written instructions the Kudelski Control Group recommended that OpenTV redeem the Class A ordinary shares held by the non-Kudelski Group shareholders at a price of $1.55 per share in cash;

•

on February 22, 2010, the board of directors of OpenTV acknowledged its statutory duties and obligations under the BVI Act to redeem all of the Class A ordinary shares held by the non-Kudelski Group shareholders (the “redemption”), determined to pay a redemption price of $1.55 per Class A ordinary share in cash, without interest and less applicable withholding taxes (the “redemption price”), and set the redemption date for March 26, 2010 (the “redemption date”); and

•

each registered non-Kudelski Group shareholder who believes the redemption price is less than the fair value of such holder’s Class A ordinary shares has the right to dissent from the redemption and have the fair value of such holder’s shares determined pursuant to the BVI Act.

This redemption notice/transaction statement, together with the notice of redemption, constitutes OpenTV’s notice of redemption to the non-Kudelski Group shareholders pursuant to Section 176(3) of the BVI Act. Effective at 5:00 p.m., New York City time, on the redemption date, each outstanding Class A ordinary share held by a non-Kudelski Group shareholder (other than any such shares held by non-Kudelski Group shareholders who properly dissent from the redemption) will be redeemed and cancelled, and thereafter only represent the right to receive the redemption price. Class A ordinary shares held by dissenting shareholders will be redeemed and cancelled at the end of the dissent process under the BVI Act. Our board of directors has determined that the redemption price constitutes fair value to the non-Kudelski Group shareholders. After the redemption and completion of any related dissent process, all of our ordinary shares held by the Kudelski Control Group will remain issued and outstanding and we will become a wholly-owned subsidiary of Kudelski. The redemption is the final step in a “going private” transaction that was initiated by Kudelski Cayman when it commenced a tender offer on October 5, 2009 for all outstanding Class A ordinary shares not owned by the Kudelski Group. In connection with the redemption, the Class A ordinary shares will be delisted from The Nasdaq Global Market and, as soon as practicable thereafter, OpenTV will seek to terminate the registration of the Class A ordinary shares under the Securities Exchange Act of 1934, as amended.

Pursuant to the BVI Act, as a result of written instructions received from the Kudelski Control Group, we are required to effect the redemption. The approval of the redemption by the non-Kudelski Group shareholders is not required under the BVI Act, and no vote is being sought in connection with this action. We are not asking you for a proxy and you are requested not to send us a proxy. This redemption notice/transaction statement contains details on the redemption and we urge you to read it very carefully.

Promptly after the redemption date, non-Kudelski Group shareholders who hold certificates representing Class A ordinary shares and who do not dissent from the redemption will be asked to transmit those certificates to our transfer agent, which will act as the redemption agent in connection with the redemption and will deliver the redemption price to the non-Kudelski Group shareholders upon the receipt of a properly completed letter of transmittal and the share certificates. Non-Kudelski Group shareholders who have book-entry accounts with our transfer agent and who do not dissent from the redemption will not be required to send in a letter of transmittal and, promptly after the redemption, our transfer agent will deliver the redemption price to such shareholders. Please do not attempt to transmit your certificates representing Class A ordinary shares to us or our transfer agent until you receive instructions from the transfer agent following the effectiveness of the redemption. Instructions for transmitting certificates evidencing Class A ordinary shares in exchange for the redemption price will be mailed promptly after the redemption date to each non-Kudelski Group shareholder who holds share certificates.

In the redemption, holders of our Class A ordinary shares who do not dissent from the redemption will receive the redemption price per share. Registered non-Kudelski Group shareholders who comply with the applicable statutory requirements of the BVI Act have the right to dissent from the redemption. This means that each such dissenting holder will be entitled to have the fair value of such holder’s Class A ordinary shares (exclusive of any appreciation or depreciation directly induced by the redemption, without interest and less applicable withholding taxes) determined by agreement between OpenTV and such holder or, in the absence of such an agreement, by three appraisers appointed pursuant to Section 179 of the BVI Act, and to receive payment for such shares based on that agreement or valuation, as applicable. The ultimate amount each such dissenting holder receives for such holder’s Class A ordinary shares as a result of the dissent process may be more or less than, or the same as, the amount such holder would have received in the redemption. Each such dissenting shareholder’s failure to follow strictly the dissent procedures specified under the BVI Act, including, if applicable, the appointment of an appraiser and payment of a portion of the costs of the appraisal proceedings, may result in the loss of such holder’s dissent rights and, in such case, such holder will only be entitled to receive the redemption price per share. This redemption notice/transaction statement, together with the notice of redemption, also constitutes OpenTV’s notice under Section 179(8) of the BVI Act that OpenTV is offering each registered non-Kudelski Group shareholder who dissents from the redemption $1.55 per Class A ordinary share, without interest and less applicable withholding taxes. A copy of Section 176 and Section 179 of the BVI Act is attached to this redemption notice/transaction statement as Annex A.

Dissent rights are available only to registered holders of Class A ordinary shares as of the effective time of the redemption. If you hold Class A ordinary shares in “street name,” you are considered the beneficial owner but not the “registered holder” of such shares. Therefore, if you hold Class A ordinary shares in “street name,” you cannot dissent from the redemption unless you act promptly to arrange for such shares to be registered in your name and otherwise follow the requirements for dissenting under the BVI Act. Such registration and the delivery of your written notice of dissent must be effected no later than 5:00 p.m., New York City time, on the redemption date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the redemption or has passed upon the merits or fairness of the redemption, or passed upon the adequacy or accuracy of this redemption notice/transaction statement. Any representation to the contrary is a criminal offense.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Annex A: Sections 176 and 179 of the BVI Business Companies Act, 2004 (as amended)

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information about the redemption. You should read carefully this entire redemption notice/transaction statement, including the annexes and the additional documents incorporated by reference herein, to fully understand the redemption.

As used in this redemption notice/transaction statement, “OpenTV,” “we,” “ours,” “us” and similar terms refer to OpenTV Corp., “Kudelski” refers to Kudelski SA, “Kudelski USA” refers to Kudelski Interactive USA, Inc., “Kudelski Cayman” refers to Kudelski Interactive Cayman, Ltd., the “Kudelski Control Group” refers to, collectively, Kudelski, Kudelski USA and Kudelski Cayman, the “Kudelski Group” refers to Kudelski and its wholly-owned subsidiaries, “non-Kudelski Group shareholders” refers to the holders of OpenTV Class A ordinary shares, other than the entities comprising the Kudelski Control Group, and “unaffiliated shareholders” refers the holders of OpenTV Class A ordinary shares, other than any affiliate of OpenTV (including the members of the Kudelski Control Group and their respective affiliates). Because OpenTV is a British Virgin Islands company, holders of its ordinary shares are technically referred to as “members” of OpenTV. For matters of convenience, however, such holders are referred to herein as “shareholders” of OpenTV.

Q.	Why am I receiving this redemption notice/transaction statement?

A.	On February 19, 2010, we received a written instruction under Section 176 of the BVI Business Companies Act, 2004 (as amended, the “BVI Act”), from the Kudelski Control Group directing OpenTV to redeem all of the outstanding Class A ordinary shares held by the non-Kudelski Group shareholders. In the written instructions, the Kudelski Control Group recommended that we redeem the Class A ordinary shares held by the non-Kudelski Group shareholders for $1.55 per share in cash. As of January 31, 2010, the Kudelski Control Group owned all of the outstanding Class B ordinary shares of OpenTV and approximately 85% of the outstanding Class A ordinary shares, which together represent more than 90% of the outstanding voting power of OpenTV. Pursuant to the BVI Act, upon the receipt of such written instruction, OpenTV is required to redeem all of the outstanding Class A ordinary shares held by the non-Kudelski Group shareholders. This redemption notice/transaction statement constitutes OpenTV’s notice pursuant to Section 176 of the BVI Act to the non-Kudelski Group shareholders that OpenTV will redeem all of the outstanding Class A ordinary shares, other than such shares owned by the Kudelski Control Group and shares held by non-Kudelski Group shareholders who validly dissent from the redemption, at 5:00 p.m., New York City time, on March 26, 2010 (the “redemption date”) for $1.55 per share in cash, without interest and less applicable withholding taxes. We refer to this transaction as the “redemption” and the price per share paid to non-dissenting shareholders in the redemption as the “redemption price.”

Q.	How will the redemption affect the listing of the Class A ordinary shares and the reporting obligations of OpenTV?

A.

We will delist our Class A ordinary shares from The Nasdaq Global Market (“NASDAQ”) effective as of the effective time of the redemption and deregister such shares under Section 12(b) of the Securities Exchange Act of 1934, as amended, which is referred to as the “Exchange Act.” Further, the redemption will reduce the number of our shareholders of record to less than 300 and, accordingly, as soon as practicable after the redemption, we intend to terminate the registration of our Class A ordinary shares under Section 12(g) of the Exchange Act and suspend our reporting obligations under Section 15(d) of the Exchange Act. To delist our Class A ordinary shares from NASDAQ and to terminate the registration of such shares under Section 12(b) of the Exchange Act, we plan to file a Form 25 with the Securities and Exchange Commission, or the “SEC,” no later than ten days prior to the redemption date. The Class A ordinary shares will be delisted from NASDAQ ten days after filing the Form 25. To terminate the registration of the Class A ordinary shares under Section 12(g) of the Exchange Act, we plan to file a Form 15 with the SEC promptly after the effectiveness of the redemption. Our reporting obligations under the

Exchange Act will be suspended immediately upon filing of the Form 15. The redemption is the final step in a “going private” transaction that was initiated by Kudelski Cayman when it commenced a tender offer on October 5, 2009 for all outstanding Class A ordinary shares not owned by the Kudelski Group. We are furnishing this redemption notice/transaction statement to our shareholders pursuant to and in accordance with the requirements of Section 13(e) of the Exchange Act and Rule 13e-3 under the Exchange Act, and Sections 176 and 179 of the BVI Act.

Q.	When is the redemption expected to be effective?

A.	The redemption will be effective at 5:00 p.m., New York City time, on March 26, 2010. Class A ordinary shares held by registered shareholders who dissent from the redemption in accordance with the BVI Act will be redeemed and cancelled at the end of the dissent process.

Q.	What will I receive in the redemption?

A.	Unless you dissent from the redemption and seek to have the fair value of your Class A ordinary shares determined by agreement between you and OpenTV or, in the absence of such agreement, an appraisal process pursuant to the BVI Act, you will receive $1.55 in cash, without interest and less applicable withholding taxes, for each of your Class A ordinary shares that is redeemed at the effective time of the redemption. For example, if you own 100 Class A ordinary shares that are redeemed at the effective time of the redemption, you will receive $155.00 in cash, without interest and less applicable withholding taxes, in exchange for your Class A ordinary shares.

Q.	What do I need to do now?

A.	We encourage you to read this redemption notice/transaction statement carefully, including its annexes, and to consider how the redemption affects you. If you don’t want to dissent from the redemption and wish to receive the redemption price for each Class A ordinary share you hold, then you don’t have to do anything at this time. At the effective time of the redemption on the redemption date your Class A ordinary shares will be redeemed and cancelled, and thereafter only represent the right to receive the redemption price. After the redemption date we will provide you with instructions on how to surrender your share certificates, if any, to receive the redemption price. If you hold shares through a book-entry account with our transfer agent, you will be paid the redemption price promptly after the redemption date and will not be required to deliver a letter of transmittal.

If, however, you want to dissent from the redemption and have the fair value of your Class A ordinary shares determined in accordance with Section 179 of the BVI Act, then you must follow strictly the requirements of the BVI Act. A summary describing the requirements you must meet in order to dissent from the redemption is in the section entitled “The Redemption—Right to Dissent from the Redemption.”

Q.	How do I dissent from the redemption and have the fair value of my shares determined in accordance with the BVI Act?

A.

If you do not agree with the redemption price, you are entitled under the BVI Act to dissent from the redemption and have the fair value of your shares determined by agreement with OpenTV or by an appraisal process. Subject to the satisfaction of applicable requirements, each such dissenting holder will be entitled to receive the fair value of such holder’s Class A ordinary shares (exclusive of any appreciation or depreciation directly or indirectly induced by the redemption, without interest and less applicable withholding taxes), as determined in accordance with the procedures of Section 179 of the BVI Act. If you wish to dissent from the redemption you must deliver to the Corporate Secretary of OpenTV (at the address or facsimile number noted in “The Redemption—Right to Dissent From the Redemption”) by 5:00 p.m., New York City time, on the redemption date a properly executed written notice of your election to dissent, including your name and address, the number of Class A ordinary shares in respect of which you are dissenting and a demand for payment of the fair value of your shares. You also must comply with the other relevant requirements of Section 179 of the BVI Act. Promptly after the redemption date we will send to each dissenting shareholder a notice acknowledging the receipt of such shareholder’s dissent notice and stating again that OpenTV is offering to purchase such shares at the redemption price of $1.55 per share, without interest and less applicable withholding taxes. If you do not accept this offer (or if you and OpenTV cannot otherwise agree on the fair value of your Class A ordinary shares) within the 30-day period immediately following the redemption date, then there will be a 20-day appraisal process during which the fair value of your Class A ordinary shares will be determined by three appraisers, which could be greater than, less than or equal to the redemption price. In order to be entitled to dissent rights, you must follow strictly the requirements of the BVI Act. Because of the complexity of those requirements, you should seek the advice of counsel if you are considering dissenting from the redemption. For more details regarding the dissent process, including how the fair value is determined in accordance with the BVI Act, please review the section of this redemption notice/transaction statement entitled “The Redemption—Right to Dissent from the Redemption.”

Q.	Can I dissent from the redemption if I hold Class A ordinary shares in “street name”?

A.	You can only dissent from the redemption if you are a registered holder of Class A ordinary shares at the effective time of the redemption. If you hold Class A ordinary shares in “street name,” you are considered the beneficial owner but not the “registered holder” of such shares. Therefore, if you hold Class A ordinary shares in “street name,” you cannot dissent from the redemption unless you act promptly to arrange for the Class A ordinary shares that you hold in “street name” to be registered in your name and otherwise follow the requirements for dissenting under the BVI Act. Such registration and the delivery of your written notice of dissent must be effected no later than 5:00 p.m., New York City time, on the redemption date.

Q.	Is the redemption subject to shareholder approval?

A.	No. Under the BVI Act, upon receipt of the written instructions from the Kudelski Control Group, OpenTV is required to redeem the Class A ordinary shares held by the non-Kudelski Group shareholders. Such redemption is not subject to the approval of OpenTV shareholders. You are entitled to dissent from the redemption and have the fair value of your shares determined in accordance with the BVI Act.

Q.	Will I have any rights as a shareholder of OpenTV after the redemption?

A.	No. If you do not dissent from the redemption, at the effective time of the redemption your Class A ordinary shares will be cancelled and you will only be entitled to receive the redemption price per share. If you dissent from the redemption, at the effective time of the redemption you will continue to be a shareholder of OpenTV but you will only be entitled to be paid fair value for your shares as determined by the process under the BVI Act. A dissenting shareholder’s shares will be redeemed and cancelled after the completion of such process. In either case, after the redemption date, you will not have any other rights as a shareholder of OpenTV including, without limitation, the right to vote your shares or to receive dividends declared by our board of directors.

Q.	Should I send in my share certificates now?

A.	No. After the redemption is completed, OpenTV will send you written instructions for exchanging your OpenTV share certificates for the redemption payment. You must return your OpenTV share certificates as described in those instructions. Do not send share certificates to OpenTV at this time. If you hold shares through a book-entry account with our transfer agent, you will be paid the redemption price promptly after the redemption date and will not be required to deliver a letter of transmittal.

Q.	Where can I find more information about OpenTV and the Kudelski Control Group?

A.	We file periodic reports and other information with the SEC. In addition, in connection with the redemption, we have filed a Schedule 13E-3 Transaction Statement and the Kudelski Control Group has filed an amendment to its Schedule 13E-3 Transaction Statement, in each case, pursuant to Section 13(e) of the Exchange Act and Rule 13e-3 promulgated thereunder. This information is available at the SEC’s public reference facilities, and the Internet site maintained by the SEC at http://www.sec.gov. For more detailed description of the information available, please see the section entitled “Where You Can Find More Information.”

Q.	Who can help answer my questions?

A.	If you have any questions about the redemption, or if you need additional copies of the enclosed materials, you should contact Investor Relations at (415) 962-5433, redemptioninfo@opentv.com or OpenTV Corp., 275 Sacramento Street, San Francisco, California 94111.

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this redemption notice/transaction statement about the redemption. This summary term sheet may not contain all of the information that is important to you. We urge you to read carefully the remainder of this redemption notice/transaction statement. Additional important information is also contained in the attachments and the documents incorporated by reference into this redemption notice/transaction statement. Please see the section entitled “Where You Can Find More Information” beginning on page 60.

The Companies

OpenTV Corp.

OpenTV Corp. is a business company incorporated under the laws of the British Virgin Islands. We are one of the world’s leading providers of advanced digital television solutions dedicated to creating and delivering compelling viewing experiences to consumers of digital content worldwide. Our software enables cable, satellite, telecommunications, and digital terrestrial operators to offer enhanced television experiences to their viewers. OpenTV sells its software solutions principally to network operators and manufacturers of digital set-top boxes and digital televisions. We also sell related software solutions to broadcasters, programmers and advertisers that enable them to offer interactive and enhanced television experiences. Our principal executive offices are located at 275 Sacramento Street, San Francisco, California 94111 and our telephone number is (415) 962-5000.

Our Class A ordinary shares are traded on The Nasdaq Global Market (“NASDAQ”) under the symbol “OPTV.” As of January 31, 2010, there were outstanding 108,145,054 Class A ordinary shares. See “Market for Our Class A Ordinary Shares” for a more detailed discussion.

Kudelski SA

Kudelski is a public limited company organized under the laws of Switzerland. Kudelski owns directly 7,902,197 Class A ordinary shares. Kudelski is a holding company that, through its consolidated subsidiaries, engages primarily in the development of digital security and convergent media solutions for the delivery of digital and interactive content. Kudelski’s principal executive offices are located at 22-24, Route de Genève, Case Postale 134, 1033 Cheseaux, Switzerland. The telephone number of Kudelski at its principal executive offices is +41 21 732 01 01.

Kudelski Interactive Cayman, Ltd.

Kudelski Cayman is an exempted company organized under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of Kudelski. Kudelski Cayman owns 84,202,800 Class A ordinary shares. Kudelski Cayman’s principal executive offices are located at 22-24, Route de Genève, Case Postale 134, 1033 Cheseaux, Switzerland. The telephone number of Kudelski Cayman at its principal executive offices is +41 21 732 01 01.

Kudelski Interactive USA, Inc.

Kudelski USA is a Delaware corporation and an indirect wholly-owned subsidiary of Kudelski. Kudelski USA owns 30,206,154 Class B ordinary shares of OpenTV. Kudelski USA’s principal executive offices are located at 22-24, Route de Genève, Case Postale 134, 1033 Cheseaux, Switzerland. The telephone number of Kudelski USA at its principal executive offices is +41 21 732 01 01.

Recent Developments

On October 5, 2009, Kudelski Cayman commenced a cash tender offer to purchase all outstanding Class A ordinary shares not owned by the Kudelski Group for $1.55 per share, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in an offer to purchase, dated October 5, 2009 and related letter of transmittal. We refer to the tender offer, the offer to purchase, as amended, and the letter of transmittal collectively as the “tender offer.” The tender offer expired at 11:00 p.m., New York City time, on November 12, 2009 and immediately thereafter Kudelski Cayman commenced a subsequent offering period that expired at 12:00 midnight, New York City time, on November 25, 2009. In the tender offer and the subsequent offering period Kudelski Cayman acquired an aggregate of 77,668,849 Class A ordinary shares, which, based on the number of Class A ordinary shares outstanding as of January 31, 2010, represented approximately 83% of the Class A ordinary shares not owned by the Kudelski Control Group prior to the commencement of the tender offer. As of the date of this redemption notice/transaction statement, the members of the Kudelski Control Group own 92,104,997 Class A ordinary shares and 30,206,154 Class B ordinary shares, which represent approximately 85% and 100% of the outstanding shares of each class, respectively, and approximately 88.4% of all outstanding ordinary shares. Each Class A ordinary share entitles its holder to one vote and each Class B ordinary share entitles its holder to ten votes on each matter presented for a vote of OpenTV shareholders. The ordinary shares beneficially owned by the Kudelski Control Group represent approximately 96% of the outstanding voting power of OpenTV.

On February 19, 2010, the Kudelski Control Group delivered a written notice to OpenTV directing OpenTV to redeem all of the outstanding Class A ordinary shares not owned by the Kudelski Control Group. We refer to that written notice as the “written instructions.”

Redemption; Timing and Going Private Transaction

Pursuant to the BVI Act, upon receipt of the written instructions our board of directors is required to cause us to redeem all of the outstanding Class A ordinary shares held by the non-Kudelski Group shareholders. Accordingly, on February 22, 2010, our board of directors acknowledged its statutory duties and obligations under the BVI Act to redeem all of the outstanding Class A ordinary shares held by the non-Kudelski Group shareholders and determined that the redemption price is $1.55 per Class A ordinary share in cash, without interest and less applicable withholding taxes. The redemption will be effective at 5:00 p.m., New York City time, on the redemption date, which is March 26, 2010. In connection with the redemption we will have our Class A ordinary shares delisted from NASDAQ at the effective time of the redemption and, as soon as practicable after the redemption, and upon the satisfaction of certain conditions, we expect to terminate the registration of our Class A ordinary shares pursuant to Section 12(g) of the Exchange Act and suspend our reporting obligations under the Exchange Act.

See “The Redemption—Redemption; Redemption Price; Redemption Date” for a more detailed discussion.

OpenTV’s Purpose and Reasons for the Redemption

The purpose of the redemption is to cause all of the ordinary shares of OpenTV to be held beneficially and of record by the Kudelski Control Group and for OpenTV to cease being a publicly-traded company. OpenTV’s reason for engaging in the redemption is to comply with its legal obligations under the BVI Act. Under Section 176 of the BVI Act, once a business company that is subject to the BVI Act receives a written instruction from the holders of shares representing at least 90% of the total voting power of the company, the company is required to redeem the shares specified in the written instruction irrespective of whether or not the shares are by their terms redeemable. The Kudelski Control Group is the registered holder of ordinary shares constituting more than 90% of the total voting power of OpenTV, and on February 19, 2010, the Kudelski Control Group delivered the written instructions to OpenTV directing OpenTV to redeem all of the outstanding Class A ordinary shares not owned by the Kudelski Control Group.

See “Special Factors—Purposes of and Reasons for the Redemption—OpenTV’s Purpose and Reasons for the Redemption” for a more detailed discussion.

The Kudelski Control Group’s Purpose and Reasons for the Redemption

As stated above, the purpose of the redemption is to cause all of the ordinary shares of OpenTV to be held beneficially and of record by the Kudelski Control Group and for OpenTV to cease being a publicly-traded company. The redemption is the final step in a “going private” transaction that was initiated by Kudelski Cayman when it commenced the tender offer on October 5, 2009. Kudelski Cayman undertook the tender offer and the Kudelski Control Group delivered the written instructions to OpenTV in part because of their belief that substantial additional investment and changes to OpenTV’s operations are necessary to promote long-term sustainability. The Kudelski Control Group also believes that OpenTV’s competitive position is adversely affected due to its small scale and that prospects for OpenTV’s long-term viability, in terms of revenues and otherwise, would be better if OpenTV were a wholly-owned and fully-integrated member of the Kudelski Group rather than if OpenTV were to remain a standalone publicly-held company.

See “Special Factors—Purposes of and Reasons for the Redemption—The Kudelski Control Group’s Purpose and Reasons for the Redemption; Consideration of Alternatives” for a more detailed discussion.

Fairness Determination of the Redemption to Unaffiliated Shareholders by OpenTV’s Board of Directors

Our board of directors has determined that the redemption and the redemption price are fair to the unaffiliated shareholders. See “Special Factors—Fairness Determination of the OpenTV Board of Directors” for a more detailed discussion.

Fairness Determination of the Redemption to Unaffiliated Shareholders by the Kudelski Control Group

Each member of the Kudelski Control Group has determined that the redemption and the redemption price are fair to the unaffiliated shareholders. See “Special Factors—Fairness Determination of the Kudelski Control Group” for a more detailed discussion.

Effects of the Redemption

Effects on OpenTV. After the redemption and completion of any related dissent process, the only Class A ordinary shares outstanding will be owned by members of the Kudelski Control Group. In connection with the redemption our Class A ordinary shares will be delisted from NASDAQ. After the redemption, and upon satisfaction of certain conditions, we intend to terminate the registration of our Class A ordinary shares under the Exchange Act and to suspend our reporting obligations under the Exchange Act. The total amount of cash required to redeem all of our outstanding Class A ordinary shares held by the non-Kudelski Group shareholders is estimated to be approximately $24.9 million and we expect to incur approximately $292,000 in expenses in order to complete the redemption. As a result, we expect our cash and cash equivalents will be reduced from approximately $118.5 million at December 31, 2009 to approximately $93.3 million after the redemption.

Effects on unaffiliated shareholders who do not dissent from the redemption. At the effective time of the redemption, Class A ordinary shares held by unaffiliated shareholders immediately prior to the effective time of the redemption who do not dissent from the redemption will be redeemed and cancelled and such holders will thereafter only be entitled to receive $1.55 per share in cash, without interest and less applicable withholding taxes. At the effective time of the redemption, such unaffiliated shareholders of OpenTV will cease to have any ownership interest in OpenTV or rights as OpenTV shareholders. Accordingly, following the redemption, such unaffiliated shareholders will not participate in any of OpenTV’s future earnings or growth and will not benefit from any appreciation in OpenTV’s value.

Effects on unaffiliated shareholders who dissent from the redemption. Under the BVI Act, unaffiliated shareholders who are registered holders of Class A ordinary shares at the effective time of the redemption are entitled to dissent from the redemption and have the fair value of their Class A ordinary shares determined in accordance with Section 179 of the BVI Act, so long as such holders comply with the applicable statutory requirements under the BVI Act for dissenting from the redemption. Each such dissenting holder will be entitled to receive the fair value of such holder’s Class A ordinary shares (exclusive of any appreciation or depreciation directly or indirectly induced by the redemption, without interest and less applicable withholding taxes), as determined by agreement between OpenTV and such holder or, in the absence of such an agreement, by an appraisal process pursuant to Section 179 of the BVI Act. At the effective time of the redemption such holders will continue to be shareholders of OpenTV but will only be entitled to receive the fair value for their shares. They will not be entitled to other rights customarily associated with a shareholder, for example the right to vote the shares or to receive any dividends declared by our board of directors. Upon completion of the dissent process and the payment by OpenTV of the as-determined fair value, shares held by dissenting holders will be redeemed and cancelled and the dissenting holder will cease to be a shareholder.

Effects on the Kudelski Control Group. None of our ordinary shares held by members of the Kudelski Control Group will be redeemed in the redemption. As a result of the redemption and the completion of any related dissent process, the Kudelski Control Group will own 100% of the outstanding Class A ordinary shares and Class B ordinary shares. The Kudelski Control Group expects to incur approximately $150,000 in expenses in order to complete the redemption.

Please see “Special Factors—General Effects of the Redemption,” “The Redemption—Redemption; Redemption Price; Redemption Date,” “The Redemption—Effect of the Redemption” and “The Redemption—Source and Amount of Funds” for a more detailed discussion.

Dissent Rights

The BVI Act provides you, as a shareholder, with the right to dissent from the redemption and to have the fair value of your Class A ordinary shares determined by agreement between you and OpenTV or, in the absence of such an agreement, by three appraisers and to receive payment based on that agreement or valuation, as applicable. Among other requirements relating to the dissent proceedings, you may be required to appoint one appraiser and pay the costs of a portion of any appraisal proceedings. The ultimate amount you receive for your Class A ordinary shares as a dissenting shareholder may be more or less than, or the same as, the amount you would have received in the redemption.

To dissent from the redemption, you must be a registered holder of Class A ordinary shares and submit a written objection to the redemption to OpenTV before the effective time of the redemption. Your failure to follow strictly the requirements of the BVI Act may result in the loss of your dissent rights and, in such event, you will only be entitled to receive the redemption price in respect of your Class A ordinary shares. A copy of Section 176 and Section 179 of the BVI Act is attached to this redemption notice/transaction statement as Annex A. Because of the complexity of those requirements, you should seek the advice of counsel if you are considering exercising your dissent rights.

See “The Redemption—Right to Dissent from the Redemption” for a more detailed discussion.

Shareholder Approval

You are not being asked to vote in connection with the redemption. Pursuant to the BVI Act, shareholder approval is not required for the redemption and no vote of our shareholders is being sought. See “The Redemption—Shareholder Approval not Required” for a more detailed discussion.

Source and Amount of Funds

We estimate that a total of approximately $24.9 million will be required to pay for the redemption of the Class A ordinary shares held by the non-Kudelski Group shareholders, and approximately $292,000 of costs and expenses will be incurred by OpenTV in connection with the redemption, for a total of approximately $25.2 million. We expect that all of the funds necessary to complete the redemption will come from our currently available cash. The Kudelski Control Group expects to incur approximately $150,000 in expenses in order to complete the redemption. See “The Redemption—Source and Amount of Funds” for a more detailed discussion.

Interests of Directors and Executive Officers in the Redemption

You should be aware that some members of our board of directors and our executive officers may have interests in the redemption that may be different from, or be in addition to, the interests of unaffiliated shareholders. See “The Redemption—Interests of Directors and Executive Officers in the Redemption” for a description of such interests.

Our board of directors knew about these different and/or additional interests, and considered them, among other matters, when it determined that the redemption and the redemption price was fair to the unaffiliated shareholders.

Material U.S. Federal Income Tax Consequences

The redemption for cash of the Class A ordinary shares held by non-Kudelski Group shareholders will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign, and other tax laws. For U.S. federal income tax purposes, cash received by a non-Kudelski Group shareholder in redemption of such holder’s shares will be treated as either (i) consideration received in a sale or exchange or (ii) a distribution. See “The Redemption—Material U.S. Federal Income Tax Consequences of the Redemption” for a more detailed discussion.

Payment and Exchange of Shares

As soon as practicable after the redemption date, we will cause to be sent to each non-Kudelski Group shareholder who did not dissent from the redemption and to whom share certificates have been issued a letter of instruction describing the procedure for surrendering share certificates in exchange for the redemption price per share. Upon receipt of properly completed documentation and share certificates, each such non-Kudelski Group shareholder will be entitled to receive the redemption payment. Non-Kudelski Group shareholders who have book-entry accounts with our transfer agent will not be required to send in a letter of transmittal and, promptly after the redemption date, our transfer agent will deliver the redemption payment to such shareholders. See “The Redemption—Effect of the Redemption” for a more detailed discussion.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This redemption notice/transaction statement contains or incorporates by reference certain “forward-looking statements.” Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative comparative terminology, and may include (without limitation) the following: (i) statements that are not historical information; (ii) OpenTV’s expectations regarding the completion of the redemption, the delisting of its Class A ordinary shares from NASDAQ and deregistration of its Class A ordinary shares; and (iii) OpenTV’s financial condition, operating results and capital resources following the redemption.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially are the following:

•	the availability of financing and the general economic condition of OpenTV;

•	actual or potential litigation;

•	any projections of revenue, expenses, earnings or losses from operations;

•	any statements of the plans, strategies and objectives of management of OpenTV or any member of the Kudelski Control Group for future operations;

•	any statements concerning developments, performance or market conditions relating to products or services;

•	any statements regarding future economic conditions or performance;

•	governmental regulation of OpenTV and changes in laws and regulation;

•	any statements of assumptions underlying any of the foregoing; and

•	other factors disclosed in OpenTV’s filings with the SEC.

All these forward-looking statements are based on information available to OpenTV or the Kudelski Control Group at this time, and OpenTV and the Kudelski Control Group assume no obligation to update any of these statements.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this redemption notice/transaction statement or, in the case of a document incorporated by reference into this redemption notice/transaction statement, as of the date of that document. Except as required by law, we and the Kudelski Control Group do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this redemption notice/transaction statement or to reflect the occurrence of unanticipated events. The “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, however, do not apply to going private transactions such as this one.

SPECIAL FACTORS

Background of the Transaction

OpenTV was formed as an international business company incorporated under the International Business Companies Act of the British Virgin Islands in September 1999 to act as a holding company for OpenTV, Inc., which then became OpenTV’s principal operating subsidiary. On January 1, 2007, OpenTV was automatically re-registered under the BVI Act.

On January 16, 2007, Kudelski Cayman purchased 6,533,951 Class A ordinary shares of OpenTV and Kudelski USA purchased 30,206,154 Class B ordinary shares of OpenTV from entities affiliated with Liberty Media Corporation (the former controlling shareholder of OpenTV) and the Kudelski Group became the controlling shareholder of OpenTV. Since acquiring the shares, the Kudelski Group and OpenTV have established a number of commercial relationships. See “Certain Relationships and Related Transactions.”

Throughout the period covered by this Background of the Transaction section, in the ordinary course of business, representatives of the Kudelski Group and of OpenTV participated in many meetings and discussions related to the commercial relationship between the Kudelski Group and OpenTV, including joint product strategy and customer development efforts, without discussing any proposal by Kudelski to acquire OpenTV Class A ordinary shares.

In addition, from time to time since January 16, 2007, Kudelski engaged in periodic business and strategy reviews of the Kudelski Group’s ownership interest in OpenTV.

The February 2009 Offer

At meetings held on November 26 and 27, 2008, the executive board of Kudelski, which consists of Kudelski’s senior management team, discussed the Kudelski Group’s existing investment in and relationship with OpenTV. At those meetings, OpenTV’s performance was discussed, including its possible evolution and potential to meet financial objectives. As part of this discussion, Kudelski’s executive board also considered the feasibility of a possible business combination transaction between Kudelski and OpenTV, including the risks associated with pursuing such a transaction and how OpenTV might fit into the Kudelski Group’s business strategy whether or not a business combination transaction took place. Following that meeting, Kudelski continued to assess in more detail the impact a business combination with OpenTV could have on product strategy and customer development conducted jointly with OpenTV.

At a meeting on January 22, 2009, Kudelski’s board considered a possible business combination transaction between Kudelski and OpenTV and the financing of such a transaction. At the meeting, Kudelski’s board authorized Kudelski’s management to proceed with a transaction pursuant to which Kudelski would acquire the OpenTV Class A ordinary shares not held by Kudelski or its affiliates.

In early February 2009, representatives of Kudelski began meeting with representatives of Cooley Godward Kronish LLP (“Cooley”), outside counsel to the Kudelski Group in connection with the potential transaction, and representatives of Credit Suisse, the investment banking firm advising Kudelski with respect to its proposal, as part of an evaluation of a possible business combination transaction between the Kudelski Group and OpenTV. During the month of February, Kudelski’s management held a number of meetings and discussions with its advisors regarding alternative transaction approaches. Ultimately, Kudelski’s management concluded that a negotiated merger with OpenTV would be preferable to any other structure, such as making a tender offer directly to OpenTV’s shareholders.

On February 20, 2009, André Kudelski, Chairman and Chief Executive Officer of Kudelski and Executive Chairman of the board of directors of OpenTV, advised Nigel (Ben) Bennett, Chief Executive Officer and director of OpenTV, that Kudelski viewed the possible acquisition of the remaining Class A ordinary shares not already owned by the Kudelski Group as a potentially attractive option for all concerned, including OpenTV’s shareholders, employees, customers and partners. Mr. Kudelski informed Mr. Bennett that Kudelski had not yet decided whether it would make a proposal to acquire the remaining shares, but would like to discuss the possibility further at the upcoming board meeting of OpenTV.

At OpenTV’s board meeting held on February 23 and 24, 2009, Mr. Kudelski discussed with OpenTV’s board Kudelski’s potential consideration of the acquisition of the remaining Class A ordinary shares. OpenTV held a conference call announcing its most recent quarterly results early on February 25, 2009.

On February 26, 2009, Mr. Bennett received a call from Mr. Kudelski during which Mr. Kudelski informed Mr. Bennett that Kudelski intended to submit a written expression of interest to OpenTV to acquire the Class A ordinary shares not already owned by the Kudelski Group at a price of $1.35 per share and to publicly disclose the proposal in an amendment to Kudelski’s Schedule 13D filed with the SEC. Mr. Kudelski then spoke with Eric Tveter and Joseph Deiss, independent members of OpenTV’s board of directors, to inform them of this proposal. On February 26, 2009, the board of directors of OpenTV received a proposal from Kudelski to acquire the Class A ordinary shares not already owned by the Kudelski Group for $1.35 per share in cash. In the proposal, Kudelski stated that it was interested only in the proposed transaction and would not sell its ownership in OpenTV. The proposal stated that it was not subject to a financing condition and that the Kudelski Group expected that a special committee of independent directors of OpenTV would be formed to evaluate the proposal.

On February 27, 2009, Kudelski filed an amendment to its Schedule 13D publicly disclosing its proposal, which included as exhibits the letter containing the proposal to OpenTV’s board of directors and slides Kudelski used at a press conference it hosted on February 27, 2009 regarding the proposal. OpenTV also issued a press release stating that it had received Kudelski’s proposal and that OpenTV’s board of directors would meet to consider it.

Later in the day on February 27, 2009, Mark Beariault, the Senior Vice President, General Counsel of OpenTV, and representatives of Baker Botts LLP (“Baker Botts”), outside counsel to OpenTV, contacted representatives of Cooley to discuss the proposal and the creation of a special committee of the board of directors of OpenTV to consider the proposal.

On March 2, 2009, Messrs. Deiss and Tveter and Jerry Machovina, each of whom were independent directors of OpenTV and members of OpenTV’s audit committee, held discussions with representatives of Baker Botts regarding the legal duties of OpenTV’s directors in connection with the proposal.

On March 3, 2009, at a special meeting of OpenTV’s board of directors, the board of directors discussed Kudelski’s proposal and the establishment of a special committee of independent directors to consider and act with respect to the proposal. With the assistance of Baker Botts, the board of directors considered the independence of Messrs. Deiss, Machovina and Tveter with respect to their service on the special committee. The board of directors determined that there were no relationships with OpenTV or with the Kudelski Group or any of its representatives that would interfere with the independence of Messrs. Deiss, Machovina or Tveter in connection with considering the proposal. At the special meeting of the board of directors, representatives of Baker Botts also reviewed with the directors their fiduciary duties and responsibilities, as well as the expected process in connection with the special committee’s and the full board of directors’ consideration of Kudelski’s proposal. At the special meeting, the board of directors also considered and discussed the scope of the authority of the special committee. Following this discussion, the meeting was adjourned until the following day.

On March 3 and March 4, 2009, representatives of Cooley and Baker Botts negotiated the scope of the authority of the special committee and the details of the related board resolutions. On March 4, 2009, the special meeting of OpenTV’s board of directors reconvened and during that meeting the board of directors established a special committee comprised of Messrs. Deiss, Machovina and Tveter (the “Special Committee”) and authorized the Special Committee to exercise the power of the board with respect to the consideration and negotiation of the proposal by Kudelski or any revised proposal, including the authority to negotiate with Kudelski and the Kudelski Group and to accept or reject Kudelski’s proposal. In addition, the board of directors of OpenTV authorized the Special Committee to retain the services of its own legal and financial advisors at OpenTV’s expense.

On March 4, 2009, OpenTV issued a press release announcing the formation and composition of the Special Committee.

On March 5, 2009, a representative of Baker Botts and a representative of Cooley had a telephone call in which Baker Botts stated that until the Special Committee had selected financial and legal advisors, OpenTV would not be in a position to have any conversations with Kudelski or Credit Suisse regarding Kudelski’s proposal.

On March 5 and March 6, 2009, the members of the Special Committee, representatives of Baker Botts and Shum Mukherjee, Chief Financial Officer of OpenTV, interviewed representatives of six investment banking firms with the objective of selecting one or more firms as financial advisor to the Special Committee. These representatives discussed their expertise, experience in and perspective on the interactive television, cable, satellite and telecommunications industries, their preliminary view of the substance and process of evaluating Kudelski’s proposal, as well as information about their respective firms. They also responded to a variety of questions from the members of the Special Committee regarding their experience in advising special committees in a controlling shareholder context and their independence, objectivity and any relationships that might pose potential conflicts. During this period, members of the Special Committee also interviewed representatives of three law firms with the objective of selecting one to serve as a legal advisor to the Special Committee.

On March 6, 2009, the Special Committee selected Covington & Burling LLP (“Covington”) to serve as its independent legal counsel based on a variety of factors, including the reputation and experience of Covington in mergers and acquisitions, its experience in representing special committees in transactions similar to that proposed by Kudelski and the absence of relationships creating a potential conflict of interest.

Between March 6 and March 13, 2009, the Special Committee met with representatives of Covington to discuss the credentials of the investment banking firms and determined, after further discussions with certain of the firms, to retain UBS Securities LLC (“UBS”) as its independent financial advisor in connection with its review of the proposal from Kudelski. Among the factors the Special Committee considered in selecting UBS were its global perspective and presence; strong technology practice; and its recent experience in similar transactions. The Special Committee also considered the financial strength of UBS, any relationships that UBS had with the Kudelski Group as well as any other relationships that would affect UBS’ ability to act as independent financial advisor to the Special Committee. After consideration of the foregoing, the Special Committee concluded that, among the firms being considered, UBS had the deepest industry experience and strongest global platform for an international transaction and was capable of rendering unbiased and independent advice to the Special Committee. During this period, the Special Committee, representatives of Covington and representatives of Baker Botts negotiated the terms of the engagement letter with UBS. At a meeting of the Special Committee held on March 12, 2009, the Special Committee unanimously approved the selection of UBS as financial advisor to the Special Committee and approved the engagement letters with each of UBS and Covington.

On March 11, 2009, Mr. Kudelski, in his capacity as Executive Chairman of the board of directors of OpenTV, met with OpenTV’s executive team to discuss OpenTV’s 2008 performance, the current forecasts for 2009 and general corporate strategic matters relating to OpenTV. He also had general discussions with members of management regarding the impact of Kudelski’s proposal on OpenTV’s investors, business, customers, partners and employees. In addition, on March 11, 2009, Mr. Kudelski had dinner with Messrs. Bennett and Beariault during which they had a general discussion about OpenTV and how to ensure stability and continued momentum at OpenTV, both internally and with clients.

On March 16, 2009, OpenTV issued a press release announcing that the Special Committee had selected UBS as its independent financial advisor in connection with its review of the proposal from Kudelski and had retained Covington to serve as its independent legal counsel.

Commencing on March 13, 2009 and continuing throughout negotiations between the Special Committee and the Kudelski Group, representatives of UBS met with members of OpenTV’s management team on multiple occasions to conduct a review of OpenTV in order for UBS to provide a report to the Special Committee regarding Kudelski’s proposal. At these meetings, management of OpenTV provided representatives of UBS with, among other things, an overview of OpenTV’s operations, presentations regarding OpenTV’s historical performance, financial models regarding management’s estimates for OpenTV’s future performance, a summary of the corporate ownership history of OpenTV, a discussion regarding OpenTV’s intellectual property portfolio and strategy, a summary of OpenTV’s customer arrangements and an overview of the status of OpenTV’s litigation position. During these sessions, representatives of UBS had an opportunity to ask questions of OpenTV’s management team regarding the financial models and projections prepared by OpenTV. The Special Committee received periodic updates from its advisors during this period and discussed with representatives of UBS their preliminary views regarding valuation.

Between March 8 and March 18, 2009, Yves Pitton, Senior Vice President and Director, Corporate Development of Kudelski, communicated with Mr. Beariault regarding the compensation to be paid to members of the Special Committee for their service on the committee.

On March 18, 2009, the Special Committee met to receive an update from UBS on the status of UBS’ review of OpenTV. At the meeting, representatives of UBS reported that Discovery Equity Partners, L.P. (“Discovery”), the beneficial owner of more than 5% of the outstanding Class A ordinary shares, had requested a meeting with representatives of UBS and the Special Committee. Later in the day on March 18, OpenTV’s board of directors met to receive a status report from the Special Committee. At the meeting, the Special Committee explained its process in selecting Covington as its legal advisor and UBS as its financial advisor, including details regarding the compensation of its independent advisors. The board of directors also discussed and approved the compensation to be paid to the members of the Special Committee for their service on the committee.

On March 23, 2009, representatives of UBS met in-person and telephonically with representatives of Credit Suisse and members of Kudelski’s management to discuss Kudelski’s perspectives on OpenTV’s business prospects and Kudelski’s rationale for the proposed transaction. Kudelski also confirmed its position that it had no intention of selling its shares in OpenTV to a third party. On March 24, 2009, representatives of Credit Suisse and UBS held a telephonic meeting to discuss a proposed schedule for completing the due diligence process.

Between March 19 and March 25, 2009, representatives of Cooley and Baker Botts negotiated the terms of an amendment to the confidentiality agreement between OpenTV and Kudelski, which amendment was executed on March 26, 2009. The confidentiality agreement had initially been entered into in 2001 in connection with commercial relationships between OpenTV and the Kudelski Group.

On March 25, 2009, OpenTV, the Special Committee and their respective advisors became aware that representatives of the Kudelski Group were scheduled to meet the following day with representatives of Pinnacle Associates, Ltd. (“Pinnacle”), the beneficial owner of more than 5% of the outstanding Class A ordinary shares, to discuss Kudelski’s proposal. On March 26, 2009, representatives of Baker Botts telephoned a representative of Cooley to discuss the purpose of the meeting and the scope of information the Kudelski Group expected to provide to Pinnacle at this meeting.

On March 26, 2009, members of management of Kudelski and representatives of MacKenzie Partners, Inc. and Credit Suisse held separate in-person and telephonic meetings with representatives of each of Pinnacle and Discovery to discuss Kudelski’s proposal.

On March 27, 2009, members of management of Kudelski and representatives of Credit Suisse held an in-person and telephonic meeting with representatives of Sun Microsystems, also a shareholder of OpenTV, to discuss Kudelski’s proposal.

On March 27, 2009, representatives of Covington and UBS, and certain members of the Special Committee, met telephonically with representatives of Discovery at which meeting Discovery made a presentation to the Special Committee regarding its views on Kudelski’s proposal. At this meeting, representatives of Discovery advised the members of the Special Committee that they had met previously with representatives of the Kudelski Group (none of whom were members of OpenTV’s board of directors) on March 26, 2009, and at that meeting representatives of the Kudelski Group presented Discovery with their analysis regarding OpenTV’s financial position and prospects. At the conclusion of the meeting with Discovery, Mr. Tveter, together with a representative of Covington, advised a representative of Baker Botts about the discussion, including the scope of the information that Discovery had received from the Kudelski Group. Representatives of Baker Botts had separate discussions with Mr. Beariault and representatives of Cooley regarding the March 26 meeting.

On March 28, 2009, the members of the Special Committee, who also constituted the audit committee of OpenTV’s board of directors, met to discuss the meetings between the representatives of the Kudelski Group and each of Discovery and Pinnacle. Also present during this meeting were representatives from Covington and Baker Botts. Baker Botts advised the members of the audit committee on OpenTV’s disclosure obligations under the U.S. federal securities laws with respect to the communications between the Kudelski Group and shareholders of OpenTV. Covington discussed with the members of the Special Committee the impact such communications might have on the special committee process. The Special Committee also discussed the schedule and agenda for the upcoming board of directors meeting.

On March 31, 2009, OpenTV’s management team met with the Special Committee and its advisors to present management’s financial model and forecast for OpenTV, which had been requested by the Special Committee. The members of the Special Committee and representatives of UBS had an opportunity to ask questions regarding management’s financial analyses and projections and the parties discussed various topics, including the assumptions used by management in compiling its projections, the specific revenues by customer and country, levels of R&D investments and the cost of sales.

On April 2, 2009, Discovery sent a letter to the board of directors of OpenTV and issued a press release stating its objections to Kudelski’s proposal and describing its meeting with the Kudelski Group. Discovery also filed with the SEC on April 2, 2009 an amendment to its Schedule 13D disclosing these matters, which included as exhibits its letter to OpenTV’s board of directors, the press release and copies of the presentation materials Discovery made available to the Special Committee.

The board of directors of OpenTV met on April 3, 2009 to receive an update on the Special Committee’s progress in evaluating Kudelski’s proposal. Also present at the meeting were Messrs. Beariault and Mukherjee and representatives of Baker Botts and Covington. At the meeting Mr. Tveter summarized for the members of the board of directors the progress the Special Committee and its advisors had made in evaluating Kudelski’s proposal. In addition, Mr. Tveter stated that the meetings held by representatives of the Kudelski Group with shareholders of OpenTV might have the effect of complicating the Special Committee’s consideration of Kudelski’s proposal. The board requested that Mr. Kudelski, in his capacity as Executive Chairman of the board of directors of OpenTV, request that the Kudelski Group cease communications between representatives of the Kudelski Group and shareholders of OpenTV until such time as the Special Committee had formed a view regarding Kudelski’s proposal.

Members of OpenTV’s and Kudelski’s respective management teams and representatives of UBS and Credit Suisse met on April 6, 2009 to discuss Kudelski’s perspective on OpenTV’s business and prospects, including the historical financial performance of OpenTV, competitive environment, levels of investments required in OpenTV’s business and the impact on the financial forecasts prepared by OpenTV’s management.

On April 10, 2009, OpenTV’s management team met with the Special Committee and its advisors to present an updated financial model and forecast for OpenTV, which had been requested by the Special Committee after the March 31, 2009 presentation. The members of the Special Committee and representatives of UBS had an opportunity to ask questions regarding management’s financial analyses and projections.

In addition, on April 10, 2009, a representative of Cooley provided representatives of Baker Botts and Covington with a draft press release that Kudelski was considering releasing regarding public statements Discovery had made about Kudelski’s proposal. The three counsel discussed the contents of the release and representatives of Covington and Baker Botts requested that Kudelski not make any public announcement until the Special Committee had reached a conclusion about Kudelski’s proposal.

On April 11, 2009, Mr. Tveter, on behalf of the Special Committee, sent Mr. Kudelski a letter in his capacity as Executive Chairman of OpenTV’s board of directors. In the letter, Mr. Tveter requested that Mr. Kudelski communicate to the Kudelski Group that the Kudelski Group cease all communications with OpenTV shareholders until such time as the Special Committee completed its process of evaluating Kudelski’s proposal.

On April 14, 2009, Mr. Kudelski, in his capacity as Executive Chairman of OpenTV’s board of directors, met with OpenTV’s executive team and had a general discussion regarding OpenTV’s business, employees and strategic direction.

On April 16, 2009, the Special Committee met with representatives of Covington and UBS and received an update regarding the process of evaluating Kudelski’s proposal and a preliminary financial analysis prepared by representatives of UBS regarding OpenTV and Kudelski’s proposal. UBS’ representatives provided the Special Committee with an overview of their views regarding OpenTV’s business model and market position and discussed management’s forecasts and financial performance. The representatives of UBS also discussed Kudelski’s projections for OpenTV’s revenue growth. The representatives of UBS advised the Special Committee that, based on their review to date and the most current management projections as of that date, their preliminary analysis suggested that the valuation multiples for OpenTV’s projected and recent historical earnings before interest, taxes, depreciation and amortization (EBITDA) implied by the $1.35 per share offer price were generally well below the corresponding EBITDA multiples, to the extent available, for selected publicly traded technology companies and selected technology companies that had been involved in business combination transactions reviewed by UBS. Following the presentation from the representatives of UBS, the Special Committee discussed how best to communicate its views to the Kudelski Group.

Following the Special Committee meeting on April 16, 2009, representatives of UBS informed representatives of Credit Suisse that the Special Committee was not willing to negotiate a transaction unless Kudelski increased its proposed price by a significant amount, but would share with Credit Suisse and the Kudelski Group the financial projections and model that had been prepared by management for the Special Committee before terminating discussions regarding the proposal, provided that OpenTV and Kudelski further amended their confidentiality agreement.

Between April 16 and April 20, 2009, representatives of OpenTV and Baker Botts negotiated with representatives of the Kudelski Group and Cooley regarding the terms of an amendment to the confidentiality agreement between the Kudelski Group and OpenTV. The amendment was executed on April 20, 2009.

On April 20, 2009, a conference call was held among representatives of UBS, members of management of OpenTV, representatives of Credit Suisse and members of management of Kudelski at which members of management of OpenTV presented forecasts regarding OpenTV’s projected income and expenses for the calendar years 2009 through 2011 (the “April 17 Projections”).

On April 29, 2009, the Special Committee met with its advisors to receive an update from management of OpenTV regarding the April 17 Projections. A representative of Baker Botts was also present at the meeting for the discussion regarding the April 17 Projections. Messrs. Bennett and Mukherjee explained certain updates made to management’s financial model based on a review of specific information and assumptions regarding OpenTV’s customers as well as discussions with representatives of UBS regarding the same.

At a meeting held on April 30, 2009, representatives of UBS, members of management of OpenTV, representatives of Credit Suisse and members of management of Kudelski discussed the April 17 Projections.

On May 1, 2009, members of OpenTV’s management presented an update to the April 17 Projections (the “May 1 Projections”) to representatives of Credit Suisse and members of management of Kudelski. Representatives of UBS were also present at this meeting. After this meeting, on May 1, 2009, OpenTV’s management reported to the Special Committee and its advisors on management’s meeting with representatives of the Kudelski Group and Credit Suisse.

On May 4 and May 5, 2009, OpenTV’s board of directors held a meeting at which members of the Special Committee informed the board that the Special Committee would not engage in negotiations with Kudelski at the proposed $1.35 per share price. Mr. Kudelski conveyed a willingness on behalf of Kudelski to increase the price somewhat but not significantly.

On May 6, 2009, representatives of Cooley, Baker Botts and Covington discussed the Special Committee’s intention to issue a press release announcing the conclusion of the Special Committee’s process. Thereafter, Mr. Tveter and Mr. Kudelski had a conversation in which Mr. Kudelski expressed some willingness to consider a proposal at $1.50 per share and Mr. Tveter stated that he believed that the price should be at or above $2.00 per share for the Special Committee to consider but that perhaps further discussions would be productive. Following that conversation, representatives of Baker Botts and Covington informed representatives of Cooley that the Special Committee would not be issuing a press release in light of the prospects for further discussions between the parties.

On May 8, 2009, a conference call was held among members of the Special Committee, members of OpenTV’s management, members of Kudelski’s management and representatives of UBS and Credit Suisse to discuss Kudelski’s revised financial analysis regarding OpenTV.

On May 13, 2009, representatives of Kudelski met with the Special Committee to discuss the parties’ differing views on the forecasts regarding OpenTV’s financial position.

Between May 14 and May 18, 2009, management of OpenTV reviewed the Kudelski Group’s analysis of the May 1 Projections and on May 19, 2009 met with the Special Committee and representatives of UBS, Covington and Baker Botts to discuss management’s view of the Kudelski Group’s analysis. Management of OpenTV also proposed updates to the May 1 Projections based on a review of specific information and assumptions regarding OpenTV’s customers, which included input from customers. During this meeting, members of the Special Committee made a number of inquiries of OpenTV’s management regarding the revised assumptions and financial information, and the reasons behind the revisions. As a result of these discussions, management of OpenTV prepared and delivered an updated forecast to representatives of UBS on May 19, 2009 (the “May 19 Projections”).

Between May 20 and May 26, 2009, members of OpenTV’s management met internally and with representatives of UBS regarding the assumptions underlying the May 19 Projections. Based on input and comments provided during these discussions, members of OpenTV’s management provided an update to the May 19 Projections to representatives of UBS on May 26, 2009 (the “May 26 Projections”).

On May 29, 2009, the Special Committee met with its advisors and management of OpenTV to discuss the May 26 Projections and the assumptions used to prepare the financial model. After the members of OpenTV’s management had left the meeting, the Special Committee discussed with its advisors the May 26 Projections and the process for presenting the May 26 Projections to the Kudelski Group.

After the Special Committee meeting, on May 29, 2009, representatives of UBS provided the May 26 Projections to representatives of Credit Suisse. Representatives of UBS requested that Kudelski provide a revised written proposal regarding its offer for all of the Class A ordinary shares (other than shares beneficially owned by Kudelski) by Tuesday, June 2, 2009.

On June 2, 2009, representatives of Credit Suisse informed representatives of UBS that Kudelski would not be providing a revised offer at that time, but that Mr. Kudelski would be contacting the members of the Special Committee directly to discuss the status of Kudelski’s proposal and that Kudelski would prefer that the Special Committee not reject the proposal prior to such discussions. Following the discussions between representatives of each of Credit Suisse and UBS, the Special Committee met with its advisors during which meeting representatives of UBS reported on their discussions with Credit Suisse. After discussion among the members of the Special Committee and its advisors, the Special Committee determined that a further meeting with the Kudelski Group would not be productive and that the Special Committee would reject the $1.35 per share offer as inadequate.

On June 3, 2009, the Special Committee issued a press release rejecting Kudelski’s proposal as inadequate and not in the best interests of OpenTV and its shareholders.

On June 4, 2009, the Kudelski Group issued a press release that commented on the rejection of Kudelski’s proposal by the Special Committee; commented on public disclosure previously made by Discovery on April 2, 2009; and announced that the Kudelski Group was withdrawing its proposal and terminating discussions with the Special Committee. On June 4, 2009, Kudelski terminated Credit Suisse’s initial engagement as financial advisor with respect to a potential transaction with OpenTV.

At a meeting of OpenTV’s board of directors held on June 17, 2009, the board of directors voted unanimously to dissolve the Special Committee. At no time after such date did representatives of UBS perform any further services for OpenTV, or make any presentations to or participate in any discussions with representatives of OpenTV, with respect to any proposal by any member of the Kudelski Group to acquire ordinary shares of OpenTV, including with respect to the tender offer or the redemption.

On August 25, 2009, Aleksander Osadzinski, Executive Vice President and Director, Digital TV Product at Kudelski, was unanimously elected by OpenTV’s board of directors to serve as a member of the board.

The Tender Offer

Members of Kudelski’s management and representatives of Credit Suisse, Cooley and Mackenzie Partners, Inc. held several conference calls in late June and early July of 2009 to discuss developments at OpenTV and potential alternatives for acquiring the Class A ordinary shares not owned by the Kudelski Group. A decision was made not to pursue an acquisition of such shares at that time. Further discussions between members of Kudelski’s management and representatives of Credit Suisse, Cooley and Mackenzie Partners, Inc. took place between mid-August 2009 and commencement of the tender offer to discuss the planning of a potential tender offer. On October 2, 2009, Kudelski signed a letter re-engaging Credit Suisse as a financial advisor.

On October 4, 2009, Mr. Kudelski sent an email to the members of OpenTV’s board of directors notifying them that Kudelski Cayman would commence a tender offer the following morning to purchase all outstanding Class A ordinary shares not owned by the Kudelski Group for $1.55 per share. Attached to the email was a copy of the press release announcing the commencement of the tender offer. In the evening of October 4, 2009, Mr. Beariault contacted representatives of Baker Botts regarding the tender offer. Kudelski publicly announced its tender offer on October 5, 2009 and filed with the SEC a tender offer statement and Rule 13e-3 transaction statement under cover of Schedule TO and an amendment to its Schedule 13D.

On October 5, 2009, Messrs. Beariault and Bennett, other members of OpenTV’s management and representatives of Baker Botts had discussions regarding the tender offer and the responsibilities of OpenTV under the U.S. federal securities laws and the laws of the British Virgin Islands. In addition, on October 5, 2009, representatives of Baker Botts discussed with a representative of Conyers, Dill & Pearman, British Virgin Islands counsel to OpenTV (“Conyers”), OpenTV’s and the board of directors’ duties and responsibilities under British Virgin Islands law with respect to the tender offer. In the evening of October 5, 2009, representatives of Baker Botts contacted representatives of Cooley to discuss the tender offer.

During the period from October 5 until October 8, 2009, representatives of Baker Botts had discussions with the independent directors on OpenTV’s board of directors regarding the tender offer and their fiduciary duties with respect to the tender offer. During this period representatives of Baker Botts also had discussions with OpenTV’s management regarding the tender offer and OpenTV’s obligation to file a response on Schedule 14D-9.

On October 7, 2009, Mr. Tveter, who, citing multiple commitments of his time, had already determined not to stand for re-election to OpenTV’s board of directors at OpenTV’s annual shareholder meeting scheduled for November 4, 2009, submitted a written resignation from the board of directors.

On October 8, 2009, the board of directors of OpenTV held a meeting to discuss the tender offer and OpenTV’s response required by Rule 14e-2 under the Exchange Act. Also present at the meeting were Mr. Beariault and representatives of Baker Botts. During the meeting Baker Botts reviewed for the members of the board the material terms of the tender offer and explained OpenTV’s responsibilities and duties under the U.S. federal securities laws and the laws of the British Virgin Islands. After a discussion concerning OpenTV’s response on Schedule 14D-9, the board of directors authorized management of OpenTV to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC in which OpenTV would remain neutral with respect to the tender offer. Of the members of the OpenTV board of directors, each of Mr. Kudelski, Claude Smadja, Mauro Saladini, Lucien Gani, Pierre Roy and Mr. Osadzinski, all of whom are also officers or directors of Kudelski, and Mr. Chiddix, who had served as a paid consultant to Kudelski, voted in favor of the proposal for OpenTV to remain neutral with respect to the tender offer. The remaining directors, Messrs. Bennett, Deiss and Machovina, abstained from the vote.

On October 20, 2009, OpenTV filed a Schedule 14D-9 with the SEC setting forth the determination of the board of directors of OpenTV (a) not to express an opinion as to whether holders of Class A ordinary shares should tender their shares pursuant to the tender offer and (b) to remain neutral as to the tender offer.

During the pendency of the tender offer, representatives of Credit Suisse, MacKenzie Partners, Inc. and Kudelski’s management engaged in discussions about the tender offer with various OpenTV shareholders in person or by telephone.

During the pendency of the tender offer, four putative class actions lawsuits (“Class Action Lawsuits”) were filed by shareholders of OpenTV. The Class Action Lawsuits were consolidated for pretrial purposes in the United States District Court for the Northern District of California under the caption In re OpenTV Shareholder Litigation. Each of the Class Action Lawsuits named Kudelski, Kudelski Cayman and Mr. Kudelski as defendants. All of the Class Action Lawsuits: (a) alleged among other things, that the foregoing defendants, as controlling shareholders and/or directors of OpenTV, breached their fiduciary duties to OpenTV and its minority shareholders by, among other things, (i) making a tender offer that was grossly inadequate and coercive, and (ii) not disclosing all material facts; and (b) sought unspecified damages and an order enjoining and rescinding the tender offer. One of the Class Action Lawsuits also: (a) named OpenTV and each of its directors as defendants; (b) alleged, among other things, (i) that the OpenTV directors breached their fiduciary duties to the minority shareholders of OpenTV and (ii) that OpenTV, Kudelski and Kudelski Cayman aided and abetted such alleged breaches; and (c) sought an order directing OpenTV’s directors to obtain a transaction that was in the best interests of OpenTV’s shareholders.

During the pendency of the tender offer, the parties reached a tentative settlement of the litigation and executed a Memorandum of Understanding (“MOU”) documenting the terms of the tentative settlement.

The MOU provides, among other things, for the settlement in principle of the Class Action Lawsuits on the terms set forth in the MOU, including the following:

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Unless the Kudelski-related defendants cause OpenTV to redeem all of the OpenTV Class A ordinary shares, the Kudelski-related defendants agreed not to seek to have OpenTV de-listed from NASDAQ for at least six months following the expiration of the tender offer.

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If at the expiration of the tender offer, the Kudelski-related defendants obtained 90% or more of the Class A ordinary shares of OpenTV eligible to tender, the Kudelski-related defendants would cause OpenTV to redeem the remaining OpenTV Class A ordinary shares at least at the same price per share as paid to those who tendered their Class A ordinary shares in the tender offer. If at the expiration of the tender offer, the Kudelski-related defendants obtained 90% or more of the voting power of OpenTV, and if the Kudelski-related defendants chose to cause OpenTV to redeem the remaining OpenTV Class A ordinary shares within eighteen months of the expiration of the tender offer, the Kudelski-related defendants would cause OpenTV to redeem the remaining OpenTV Class A ordinary shares at least at the same price per share as paid to those who tendered their Class A ordinary shares in the tender offer.

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The Kudelski-related defendants agreed to disclose in an amendment to Kudelski’s and Kudelski Cayman’s tender offer statement and Rule 13e-3 transaction statement under cover of Schedule TO that they do not intend to take any actions to transform OpenTV into a passive foreign investment company.

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The Kudelski-related defendants agreed to include in an amendment to Kudelski’s and Kudelski Cayman’s tender offer statement and Rule 13e-3 transaction statement under cover of Schedule TO certain additional disclosures.

The settlement is subject to, among other things, documentation in a formal agreement and court approval.

The tender offer expired at 11:00 p.m., New York City time, on November 12, 2009. On November 13, 2009, Kudelski issued a press release announcing the results of the tender offer and the commencement of a subsequent offering period for all Class A ordinary shares that were not tendered in the initial offering period.

The subsequent offering period expired at 12:00 midnight, New York City time, on November 25, 2009. In the tender offer and the subsequent offering period Kudelski Cayman acquired an aggregate of 77,668,849 Class A ordinary shares, which, based on the number of Class A ordinary shares outstanding as of January 31, 2010, represented approximately 83% of the Class A ordinary shares not owned by the Kudelski Control Group prior to commencement of the tender offer.

The Redemption

During the second week in November 2009, Mr. Pitton had a conversation with Mr. Beariault during which Mr. Pitton indicated to Mr. Beariault that, although no decision had been made, Kudelski was considering causing OpenTV to redeem the outstanding Class A ordinary shares not owned by the Kudelski Control Group after the completion of the tender offer. Mr. Beariault then contacted representatives of Baker Botts and Conyers and instructed them to consider OpenTV’s legal requirements under the U.S. federal securities laws and the laws of the British Virgin Islands in the event Kudelski instructed OpenTV to redeem the remaining Class A ordinary shares pursuant to the BVI Act.

Beginning after the expiration of the tender offer in November 2009, representatives of Baker Botts, Cooley, Conyers and Maples & Calder, British Virgin Islands counsel to Kudelski (“Maples”), discussed the legal requirements under the laws of the British Virgin Islands with respect to the redemption and representatives of

Baker Botts and Cooley discussed the U.S. federal securities laws and other requirements for completing the redemption and how any redemption might best be effected.

In early December 2009, Mr. Kudelski, in his capacity as Executive Chairman of the board of directors of OpenTV, and Mr. Osadzinski, in his capacity as a director of OpenTV, met with OpenTV’s employees in San Francisco to discuss the results of the tender offer and the effect the completion of the tender offer would have on OpenTV, its business and its employees. Mr. Kudelski and Mr. Osadzinski also discussed OpenTV’s operations, competitors, finances, customers and prospects during these meetings.

On January 8, 2010, OpenTV received written notice from the Kudelski Control Group stating that the Kudelski Control Group anticipated giving a written instruction to OpenTV directing it to redeem all outstanding Class A ordinary shares of OpenTV other than those shares registered in the name of any member of the Kudelski Control Group at such time as the SEC had cleared the preliminary disclosure documentation filed by OpenTV and the Kudelski Control Group in connection with the anticipated redemption. The written notice also stated that the Kudelski Control Group expected that such written instruction would include a recommendation that OpenTV redeem the Class A ordinary shares for $1.55 per share.

At a telephonic meeting of the OpenTV board of directors held on January 11, 2010, the OpenTV board considered the January 8 notice of intent received from the Kudelski Group and discussed and considered the redemption, the redemption price and the process and timing for such transaction under the BVI Act and the U.S. federal securities laws. In addition, the OpenTV board of directors considered, in accordance with Rule 13e-3 of the Exchange Act, the substantive and procedural fairness to the unaffiliated shareholders of the redemption and the redemption price as required by the SEC. During these discussions, a representative of Kudelski joined a portion of the meeting to summarize for the OpenTV board of directors the factors that the Kudelski Control Group considered in making its fairness determination. Following this discussion, the OpenTV board of directors determined that the redemption and the redemption price of $1.55 per Class A ordinary share are substantively and procedurally fair to the unaffiliated shareholders. Each of Messrs. Kudelski, Smadja, Saladini, Gani, Roy and Osadzinski, all of whom are also officers or directors of Kudelski, voted in favor of the determination that the redemption and the redemption price are substantively and procedurally fair to the unaffiliated shareholders. Each of Messrs. Bennett, Deiss and Machovina noted that they did not have the opportunity to assess the fairness of the $1.55 redemption price to the unaffiliated shareholders to the same extent as the directors affiliated with the Kudelski Group, who, in their capacity as officers and directors of Kudelski, had an opportunity to consider the fairness of such price in connection with the tender offer and the January 8 notice of intent. Accordingly, each of Messrs. Bennett, Deiss and Machovina abstained from the vote and indicated they did so in light of the fact that a majority of the board of directors had already voted in favor of the determination that the redemption and the redemption price are substantively and procedurally fair to the unaffiliated shareholders.

On January 14, 2010, OpenTV filed with the SEC a Rule 13e-3 transaction statement and the Kudelski Control Group filed with the SEC an amendment to its Rule 13e-3 transaction statement, each of which included as an exhibit a preliminary redemption notice/transaction statement regarding the redemption.

On February 19, 2010, OpenTV received a written instruction from the Kudelski Control Group, as the registered holders of ordinary shares representing more than 90% of the total voting power of the outstanding ordinary shares of OpenTV, directing OpenTV to redeem all Class A ordinary shares other than those shares registered in the name of any member of the Kudelski Control Group in accordance with Section 176 of the BVI Act. The written instructions also recommended all such shares be redeemed at $1.55 per share.

At a telephonic meeting of the OpenTV board of directors held on February 22, 2010, the OpenTV board considered the written instructions and acknowledged its statutory duties and obligations under the BVI Act to redeem all of the Class A ordinary shares held by non-Kudelski Group shareholders. The board also resolved to pay a redemption price of $1.55 per Class A ordinary share in cash, without interest and less applicable withholding taxes, and set March 26, 2010 as the redemption date. Each of Messrs. Kudelski, Smadja, Gani, Roy and Osadzinski, all of whom are also officers or directors of Kudelski, voted in favor of the resolution to complete the redemption pursuant to such terms. Each of Paul Auvil and Messrs. Bennett, Deiss and Machovina abstained from the vote.

Purposes of and Reasons for the Redemption

OpenTV’s Purpose and Reasons for the Redemption

The purpose of the redemption is to cause all of the ordinary shares of OpenTV to be held beneficially and of record by the Kudelski Control Group and for OpenTV to cease being a publicly-traded company. OpenTV’s reason for engaging in the redemption is to comply with its legal obligations under the BVI Act. Under Section 176 of the BVI Act, once a business company that is subject to the BVI Act receives a written instruction from the holders of shares representing 90% or more of the total voting power of the company, the company is required to redeem the shares specified in the written instruction irrespective of whether or not the shares are by their terms redeemable.

The Kudelski Control Group’s Purpose and Reasons for the Redemption; Consideration of Alternatives

As stated above, the purpose of the redemption is to cause all of the ordinary shares of OpenTV to be held beneficially and of record by the Kudelski Control Group and for OpenTV to cease being a publicly-traded company. The redemption is the final step in a “going private” transaction that was initiated by Kudelski Cayman when it commenced the tender offer on October 5, 2009. Kudelski Cayman undertook the tender offer and the Kudelski Control Group delivered the written instructions to OpenTV because of their belief that it is vital for the long-term viability of OpenTV to significantly increase its investment in next-generation solutions through internal research and development spending and acquisitions to account for the impact of changing market trends, including the trend towards next generation set-top box software solutions. The Kudelski Control Group also believes that OpenTV’s competitive position is adversely affected due to its small scale and that prospects for OpenTV’s long-term viability, in terms of revenues and otherwise, would be better if OpenTV were a wholly-owned and fully-integrated member of the Kudelski Group rather than if OpenTV were to remain a standalone publicly-held company.

More specifically, the Kudelski Control Group believes that full ownership of OpenTV by the Kudelski Group offers the following potential benefits for OpenTV and the Kudelski Group: (a) alignment of OpenTV’s and the Kudelski Group’s respective product road maps and strategies; (b) facilitation of the sharing of technologies, assets, knowledge and expertise between OpenTV and the Kudelski Group, including sharing by the Kudelski Group of its innovative technologies, which the Kudelski Group believes could accelerate OpenTV’s product development; (c) access for OpenTV to the Kudelski Group’s worldwide sales force, research and development efforts, and operations; (d) cost savings, including the elimination of costs of OpenTV associated with public company reporting obligations; (e) allowing OpenTV’s management to focus on executing OpenTV’s long-term strategy without the distractions attendant to managing a public company; and (f) greater access to financing for OpenTV, which would enhance the ability of OpenTV to take advantage of growth opportunities when they arise. The Kudelski Control Group also believes that the redemption will have the benefits for unaffiliated shareholders that are described under “—Fairness Determination of the Kudelski Control Group.”

Although the Kudelski Control Group believes that there may be significant opportunities associated with full ownership of OpenTV by the Kudelski Group, the Kudelski Control Group realizes that there also are substantial risks and uncertainties, including risks relating to OpenTV’s prospects, the availability of attractive opportunities for growth and other means of improving OpenTV’s competitive position, and the economy in general, and there can be no assurance of the successful integration of the Kudelski Group’s and OpenTV’s operations or realization of any or all of the operational and other benefits anticipated by the Kudelski Control Group in connection with the acquisition of OpenTV or the timing thereof.

During the pendency of the tender offer, and subject to its obligations under the MOU, the Kudelski Control Group remained undecided as to whether, assuming it was eligible to do so, the Kudelski Control Group would instruct OpenTV to redeem the Class A ordinary shares following completion of the tender offer. Subsequent to the expiration of the tender offer and the subsequent offering period, the Kudelski Control Group continued to consider instructing OpenTV to redeem the remaining Class A ordinary shares. During such period, Cooley, Baker Botts, Conyers and Maples discussed structuring the acquisition of such shares as a merger. Ultimately, the Kudelski Control Group determined that a redemption presented the most desirable means by which to cause all of the ordinary shares of OpenTV to be held beneficially and of record by the Kudelski Control Group. In structuring the transaction as a redemption, the Kudelski Control Group considered, among other things, the following: (a) a tender offer followed by a second-step transaction, such as a redemption, is a common means of effecting a going-private transaction; (b) the members of the board of directors of OpenTV would determine the redemption price in accordance with the laws of the British Virgin Islands; and (c) shareholders who disagree with the redemption price are entitled to dissent rights under the BVI Act.

The Kudelski Control Group’s decision to instruct OpenTV to undertake the redemption at this time is based in part on the Kudelski Control Group’s ongoing belief that substantial additional investment and changes to OpenTV’s operations are necessary to promote long-term sustainability. The Kudelski Control Group also considered that delaying the redemption would mean foregoing the opportunities for OpenTV to maintain its operations and competitive position that full membership in the Kudelski Group would provide during a challenging time for the industry.

Fairness Determination of the OpenTV Board of Directors

The redemption is considered a “13e-3 transaction” because it involves a purchase by OpenTV of its Class A ordinary shares that causes such shares to be eligible for termination of registration under Section 12 of the Exchange Act. As a result, under Rule 13e-3, OpenTV is required to consider the substantive and procedural fairness to its unaffiliated shareholders of the redemption and the redemption price.

Our board of directors has determined that the redemption and the redemption price is fair to the unaffiliated shareholders. Although our board of directors has determined that the redemption and the redemption price are fair to the unaffiliated shareholders, no director is making any recommendation in his individual capacity to any shareholder as to whether that shareholder should dissent from the redemption.

Our board of directors based its belief on the following factors, each of which, in its judgment, supports its view as to the fairness of the redemption:

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The redemption price is equal to the per share price paid in the tender offer. In the tender offer, OpenTV shareholders tendered Class A ordinary shares constituting more than 83% of the Class A ordinary shares not owned by the Kudelski Control Group prior to commencement of the tender offer.

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The factors considered by the Kudelski Control Group in making its fairness determination as set forth in “— Fairness Determination of the Kudelski Control Group” below and as summarized for the board of directors by a representative of the Kudelski Control Group at a meeting of the OpenTV board of directors held on January 11, 2010.

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The Kudelski Control Group already owns ordinary shares of OpenTV having approximately 96% of the total voting power of all outstanding ordinary shares and, accordingly, the redemption does not involve a change of control.

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The Class A ordinary shares have historically traded at lower prices than the redemption price. The average closing price of the Class A ordinary shares over the two year period ending December 31, 2009, was $1.37. Between June 4, 2009, the first trading day after the announcement that Kudelski’s proposal to acquire OpenTV had been withdrawn, and October 2, 2009, the last trading day prior to the date on which the tender offer was commenced, the average closing price of the Class A ordinary shares was $1.32 and the highest closing price of the Class A ordinary shares was $1.50.

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The redemption will provide immediate liquidity to unaffiliated shareholders. As a result of the purchase of Class A ordinary shares in the tender offer and based on the number of Class A ordinary shares outstanding on January 31. 2010, 16,040,057 Class A ordinary shares are held by non-Kudelski Group shareholders, which represent only 17% of the Class A ordinary shares held by non-Kudelski Group shareholders prior to the commencement of the tender offer. Our board of directors believes this substantial reduction in the number and proportion of Class A ordinary shares held by non-Kudelski Group shareholders has impacted adversely the liquidity of the trading market for the Class A ordinary shares.

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The redemption price is all cash. Consequently, the redemption allows our shareholders to immediately realize value, in cash, for their investment and provides such shareholders certainty of value for their Class A ordinary shares.

In addition, our board of directors believes that the redemption is procedurally fair to unaffiliated shareholders, based on the following factors:

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The redemption will be conducted in accordance with the BVI Act. Consequently, the requirements of Sections 176 and 179 of the BVI Act dictate the redemption procedure. Under Section 176 of the BVI Act, once a business company that is subject to the BVI Act receives a written instruction from the holders of shares representing at least 90% of the total voting power of the company, the company is required to redeem the shares specified in the written instruction irrespective of whether or not the shares are by their terms redeemable. In addition, each shareholder who disagrees with the redemption price is entitled to dissent from the redemption and to follow the procedures under the BVI Act to have the value of such shareholder’s Class A ordinary shares determined in accordance with the BVI Act.

•	Our board of directors determined the redemption price and determined that the redemption price is fair to the unaffiliated shareholders.

Our board of directors also considered the following negative factors in making its fairness determination, but determined that the positive factors described above outweighed these negative factors:

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A majority of the directors of OpenTV are affiliated with the Kudelski Control Group, and the board of directors did not retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating, determining or recommending the redemption price or the other terms of the redemption, or for preparing a report concerning the fairness of the redemption.

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Our board of directors did not receive, nor did it rely on, any report, opinion or appraisal from an outside party that is materially related to the redemption, including, without limitation, any report, opinion or appraisal relating to the fairness of the redemption price or the fairness of the redemption to OpenTV or the unaffiliated shareholders.

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No vote of the unaffiliated shareholders is required or permitted in order for us to effect the redemption and none is being sought. Accordingly, subject to statutory dissenters’ rights under the BVI Act, unaffiliated shareholders do not have a choice as to whether their shares will be redeemed.

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As a result of the redemption, the unaffiliated shareholders will cease to participate in the future earnings or growth, if any, of OpenTV or benefit from future appreciation in value, if any, of OpenTV.

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As to the redemption price, the financial interests of OpenTV and the Kudelski Group are different from, or in addition to, the financial interests of the unaffiliated shareholders. In addition, as described under “The Redemption—Interests of Directors and Executive Officers in the Redemption” and “Certain Relationship and Related Transactions,” executive officers and directors of OpenTV may have actual or potential conflicts of interest in connection with the redemption.

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The Class A ordinary shares have historically traded at higher prices than the current and recent trading prices. For instance, the highest closing price of the Class A ordinary shares during the 52-week period ending January 7, 2010, the last trading day prior to public disclosure of the Kudelski Control Group’s intention to direct the redemption, was $1.75. However, the 52-week average closing price on January 7, 2010 was $1.39. Our board of directors also considered that a substantial portion of those 52 weeks occurred either (a) during the pendency of the tender offer or (b) between the time Kudelski submitted its proposal of $1.35 per Class A ordinary share on February 27, 2009 and the time Kudelski withdrew its proposal on June 4, 2009, during which time our board of directors believes the trading of the Class A ordinary shares was affected by the tender offer or the prospects of a potential business combination.

•	The redemption by OpenTV of Class A ordinary shares is generally taxable to the redeemed shareholders. See “The Redemption—Material U.S. Federal Income Tax Considerations of the Redemption.”

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Except for certain access rights specifically provided for under the laws of the British Virgin Islands, no provisions were, or will be, made in connection with the redemption to grant unaffiliated shareholders access to OpenTV’s corporate files or those of the Kudelski Control Group or any of its affiliates or to obtain counsel or appraisal services at OpenTV’s expense or at the expense of the Kudelski Control Group or its affiliates. No appraisal services were, or will be, retained on behalf of the unaffiliated shareholders.

Our board of directors did not consider the following factors in its consideration of the fairness of the redemption to the unaffiliated shareholders:

•	Our board of directors did not consider the liquidation value of OpenTV, as OpenTV is a viable going concern and liquidation was not considered to be a viable alternative to effecting the redemption.

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Our board of directors did not consider OpenTV’s pro forma net book value as net book value is impacted by the accounting treatment of transactions and is thus not comparable across companies or periods, nor does that metric take into account the earnings power or future cash flow potential of OpenTV. Further, net book value is not a material indicator of the value of OpenTV as a going concern but rather is indicative of historical costs.

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Our board of directors is not aware of any proposal made by a third party to acquire OpenTV during the past two years, other than the tender offer and the proposal made by Kudelski in February 2009. In addition, in its public disclosures, Kudelski indicated that it was not interested in selling its shares of OpenTV. Accordingly, our board of directors did not consider third party offers in reaching its conclusion as to fairness.

The foregoing discussion of the information and factors considered and given weight by our board of directors in connection with its assessment of the fairness of the redemption to unaffiliated shareholders is not intended to be exhaustive, but is believed to include the material factors considered by our board of directors. Our board of directors did not find it practicable to quantify, nor did it quantify or otherwise assign relative weights to, the individual factors considered in reaching its conclusion as to fairness. Rather, our board of directors’ fairness determination was made after consideration of all of the foregoing factors as a whole.

Fairness Determination of the Kudelski Control Group

The rules of the SEC require each member of the Kudelski Control Group to express its belief as to the fairness of the redemption and the redemption price to the unaffiliated shareholders of OpenTV.

Each member of the Kudelski Control Group believes that the redemption and the redemption price are fair to the unaffiliated shareholders of OpenTV. Each member of the Kudelski Control Group bases its belief on the following factors, each of which, in the judgment of each member of the Kudelski Control Group, supports its view as to the fairness of the redemption:

•	The redemption price is equal to the per share price paid in the tender offer.

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In the tender offer, OpenTV shareholders tendered Class A ordinary shares constituting more than 83% of the Class A ordinary shares not owned by the Kudelski Control Group prior to commencement of the tender offer.

•	The redemption price represents a premium of approximately:

•	17% to the closing price of the Class A ordinary shares of $1.33 on October 2, 2009, the last trading day prior to the date on which the tender offer was commenced;

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17% to the average closing price of the Class A ordinary shares from June 4, 2009, the day on which Kudelski withdrew its proposal to acquire the outstanding Class A ordinary shares not beneficially owned by Kudelski at $1.35 per Share, up to and including October 2, 2009; and

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55% to the closing price of the Class A ordinary shares of $1.00 on February 26, 2009, the last trading day prior to the date of the announcement of Kudelski’s proposal to acquire the outstanding Class A ordinary shares not beneficially owned by Kudelski at $1.35 per Class A ordinary share.

Such premiums compare to a 29% median premium for completed and pending minority buyout transactions of publicly-traded, U.S.-based companies with transaction equity values greater than $50 million between January 1, 2005 and October 2, 2009.

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The redemption price implies an enterprise value of approximately $102 million, which implies a premium of approximately 39% to the enterprise value implied by the closing price of the Class A ordinary shares on October 2, 2009, the last trading day prior to the date on which the tender offer was commenced, and a premium of approximately 183% to the enterprise value implied by the closing price of the Class A ordinary shares on February 26, 2009, the last trading day prior to the date of the announcement of Kudelski’s proposal to acquire the outstanding Class A ordinary shares not beneficially owned by Kudelski at $1.35 per Class A ordinary share.

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The redemption price reflects the fact that the Kudelski Control Group already owns ordinary shares of OpenTV having approximately 96% of the total voting power of all outstanding ordinary shares and, accordingly, the redemption does not involve a change of control. As a result, the redemption should not be expected to, and does not, reflect a control premium.

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Each member of the Kudelski Control Group believes the performance of the price of the Class A ordinary shares between the withdrawal of Kudelski’s proposal of $1.35 per Class A ordinary share and commencement of the tender offer is evidence that the market’s view of the standalone value of OpenTV is below the redemption price. Between June 4, 2009, the first trading day after the announcement that Kudelski’s proposal to acquire OpenTV had been withdrawn, and October 2, 2009, the last trading day prior to the date on which the tender offer was commenced, the average closing price of the Class A ordinary shares was $1.32 and the highest closing price of the Class A ordinary shares was $1.50.

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Discovery, which held about 11% of the Class A ordinary shares at the time the tender offer commenced and which had urged the Special Committee to reject Kudelski’s proposal to acquire OpenTV for $1.35 per share, announced while the tender offer was pending that it had sold at least a majority of the shares held by it at prices at or below $1.55 per share.

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As a result of the purchase of Class A ordinary shares in the tender offer and based on the number of Class A ordinary shares outstanding on January 31, 2010, only 16,040,057 Class A ordinary shares are held by non-Kudelski Group shareholders, which represent only 17% of the Class A ordinary shares held by non-Kudelski Group shareholders prior to commencement of the tender offer. Each member of the Kudelski Control Group believes this substantial reduction in the number and proportion of Class A ordinary shares held by non-Kudelski Group shareholders has impacted adversely the liquidity of the trading market for the Class A ordinary shares. Moreover, the closing price of the Class A ordinary shares was $1.39 on January 7, 2010, the last trading day prior to the public disclosure of the Kudelski Control Group’s intention to direct OpenTV to undertake the redemption. The redemption will provide immediate liquidity to unaffiliated shareholders at a premium to recent trading prices.

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Kudelski purchased 7,902,197 Class A ordinary shares in the open market between September 2007 and February 2008 at an average price of $1.09 per share, which represents a discount to the redemption price.

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As discussed in the “Risk Factors” section of OpenTV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 10, 2009, technology advances in OpenTV’s industry are creating a dynamic and unpredictable operating environment for OpenTV that could render OpenTV’s products and services obsolete. In particular, each member of the Kudelski Control Group believes OpenTV is facing new and strong competition from open-source and open-standard middleware solutions, which are putting significant pressure on prices for new deployments. In addition, new technologies are being provided by competitors, reducing the total cost of ownership for end users. The growing complexity of service providers’ content-delivery networks is reducing the appeal of standalone solutions, such as those provided by OpenTV, in favor of more integrated solutions that include a suite of hardware and software offerings. Each member of the Kudelski Control Group believes OpenTV must stay abreast of cutting-edge technological developments and evolving service offerings if it is to remain competitive and increase the utility of its services, and there can be no assurance that OpenTV will be able to do so successfully or cost-effectively. Any failure to do so may adversely affect OpenTV and the value of the Class A ordinary shares. By providing OpenTV’s unaffiliated shareholders with the certainty of receiving cash in the redemption at a price that each member of the Kudelski Control Group believes reflects the risk-adjusted, probability-weighted outcome of results for OpenTV, the full risk related to complex technology developments in the industry will effectively be shifted to the Kudelski Control Group after consummation of the redemption.

•

Each member of the Kudelski Control Group believes that OpenTV’s competitive position is adversely affected due to its small scale and insufficient investment in its product portfolio, and that as a result OpenTV must significantly increase its spending on research and development and, potentially, acquire complementary companies and technologies to improve OpenTV’s product portfolio. The redemption allows unaffiliated shareholders to sell their Class A ordinary shares at a premium to the market price prior to public disclosure of the Kudelski Control Group’s intention to direct the redemption before increased spending on research, development and acquisitions may depress OpenTV’s financial performance.

In addition, each member of the Kudelski Control Group believes that the redemption is procedurally fair to OpenTV shareholders who are unaffiliated with OpenTV, based on the following factors:

•	The redemption will be conducted in accordance with the BVI Act.

•

Although, pursuant to Kudelski’s and Kudelski Cayman’s obligations under the MOU, the Kudelski Control Group recommended to the OpenTV board of directors a redemption price of $1.55 per share, the board of directors of OpenTV, rather than the members of the Kudelski Control Group, determined the redemption price. The board of directors of OpenTV has determined that the redemption price is fair to the unaffiliated shareholders of OpenTV. Each shareholder who disagrees with the redemption price is entitled to dissent from the redemption and to follow the procedures under the BVI Act to have the value of such shareholder’s Class A ordinary shares determined in accordance with the BVI Act.

•	Unaffiliated shareholders will have 30 days following the date of transmission of this redemption notice/transaction statement to them to determine whether to dissent from the redemption.

Each member of the Kudelski Control Group also considered the following factors, each of which the members of Kudelski Control Group considered negative in their consideration of the fairness of the transaction to OpenTV’s unaffiliated shareholders:

•

The Class A ordinary shares have historically traded at higher prices than the current and recent trading prices. For instance, the highest closing price of the Class A ordinary shares during the 52-week period ending January 7, 2010, the last trading day prior to public disclosure of the Kudelski Control Group’s intention to direct the redemption, was $1.75. However, the 52-week average closing price on January 7, 2010 was $1.39. The members of Kudelski Control Group also considered that a substantial portion of those 52 weeks occurred either (a) during the pendency of the tender offer and the subsequent offering period or (b) between the time Kudelski submitted its proposal of $1.35 per Class A ordinary shares on February 27, 2009 and the time Kudelski withdrew its proposal on June 4, 2009, during which time the members of the Kudelski Control Group believe the trading of the Class A ordinary shares was affected by the tender offer or the prospects of a potential business combination. Further, each member of the Kudelski Control Group considered that it sees no clear catalyst for significant improvement in the trading price of the Class A ordinary shares in the foreseeable future if OpenTV remains independent.

•

As a result of completion of the redemption, OpenTV’s unaffiliated shareholders will cease to participate in the future earnings or growth, if any, of OpenTV or benefit from increases, if any, in the value of OpenTV.

•

As to the redemption price, the financial interests of the Kudelski Control Group and OpenTV are adverse to the financial interests of OpenTV’s unaffiliated shareholders. In addition, as described under “The Redemption—Interests of Directors and Executive Officers in the Redemption” and “Certain Relationships and Related Transactions,” executive officers and directors of OpenTV may have actual or potential conflicts of interest in connection with the redemption.

•	The redemption by OpenTV of Class A ordinary shares is generally taxable to the redeemed shareholders. See “The Redemption—Material U.S. Federal Income Tax Consequences of the Redemption.”

•

Although a majority of the OpenTV directors who are not employees of OpenTV approved the redemption price, each of the OpenTV directors who are not affiliates of the Kudelski Group abstained from the determination of the fairness of such price.

•

No shareholder vote is required in order for the Kudelski Control Group to instruct OpenTV to effect the redemption or for the redemption to be completed. Further, subject to statutory dissenters’ rights, unaffiliated shareholders do not have a choice as to whether their shares will be redeemed.

•

The directors of OpenTV who are not employees of OpenTV have not retained an unaffiliated representative to act solely on behalf of OpenTV’s unaffiliated shareholders for purposes of negotiating, determining or recommending the redemption price or the other terms of the redemption, or for preparing a report concerning the fairness of the redemption.

Despite the absence of the procedural safeguards described in the foregoing bullets, each member of the Kudelski Control Group believes that the redemption is procedurally fair to OpenTV’s unaffiliated shareholders for the reasons set forth above.

The Kudelski Control Group’s consideration of the factors described above with respect to the fairness of the redemption price to OpenTV’s unaffiliated shareholders is predicated on the assumption that OpenTV is a going concern. The members of the Kudelski Control Group did not quantify a going concern value for OpenTV.

In reaching their conclusion as to fairness, the members of the Kudelski Control Group did not consider the liquidation value or net book value of OpenTV. The liquidation value was not considered because OpenTV is a viable going concern and the Kudelski Control Group has no plans to liquidate OpenTV. Therefore, each member of the Kudelski Control Group believes that the liquidation value of OpenTV is irrelevant to a determination as to whether the redemption is fair to unaffiliated shareholders. Further, the members of the Kudelski Control Group did not consider OpenTV’s net book value of approximately $1.45 per ordinary share (based upon shareholders’ equity and outstanding shares reflected in the financial statements included in OpenTV’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, filed with the SEC on November 4, 2009). Book value is an accounting concept, and each member of the Kudelski Control Group believes that net book value is not a material indicator of the value of OpenTV as a going concern but rather is indicative of historical costs. Moreover, a valuation taking into account OpenTV’s net book value per share would not reflect the voting differences in the Class A ordinary shares and the Class B ordinary shares, which each member of the Kudelski Control Group believes result in a significant difference in value between the two classes of shares. Further, the members of the Kudelski Control Group did not believe a precedent change of control transaction analysis was relevant to their fairness determination because the Kudelski Control Group already held a controlling interest in OpenTV. In reaching their conclusion as to fairness, the members of the Kudelski Control Group did not receive, nor did they rely on, any report, opinion or appraisal from an outside party that is materially related to the redemption, including, without limitation, any report, opinion or appraisal relating to the consideration or fairness of the consideration offered in the redemption or the fairness of the transaction to OpenTV, the Kudelski Control Group or unaffiliated shareholders. Finally, the members of the Kudelski Control Group are not aware of any proposal made by a third party to acquire OpenTV during the past two years, other than the tender offer and the proposal made by Kudelski in February 2009, and in any event the Kudelski Control Group has no intention of selling its ordinary shares. Accordingly, the members of the Kudelski Control Group did not consider third party offers in reaching their conclusion as to fairness.

The foregoing discussion of the information and factors considered and given weight by the members of the Kudelski Control Group in connection with their assessment of the fairness of the transaction to OpenTV’s unaffiliated shareholders is not intended to be exhaustive, but is believed to include the material factors considered by the members of the Kudelski Control Group. The members of the Kudelski Control Group did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. The Kudelski Control Group’s view as to the fairness of the redemption to unaffiliated shareholders should not be construed as a recommendation to any shareholder as to whether or not that shareholder should dissent from the redemption price.

General Effects of the Redemption

Effects on OpenTV

The redemption will have the following effects on OpenTV:

•

After the redemption and the completion of any related dissent process, we will be a wholly-owned subsidiary of the Kudelski Control Group, and, as of the effective time of the redemption, our Class A ordinary shares will be delisted from NASDAQ and we will cease being a publicly traded company.

•

The total amount of cash required to redeem all of our outstanding Class A ordinary shares not held by the Kudelski Control Group is estimated to be approximately $24.9 million. We also expect to incur approximately $292,000 in expenses in order to effect the redemption. As a result, we expect our cash and cash equivalents will be reduced from approximately $118.5 million at December 31, 2009, to approximately $93.3 million after the effectiveness of the redemption.

•

Our Class A ordinary shares are currently registered under Section 12 of the Exchange Act. We intend to terminate the registration of our Class A ordinary shares under the Exchange Act and to suspend our reporting obligations under the Exchange Act as promptly as practicable after the effectiveness of the redemption. As a result, we will no longer report our quarterly or annual results of operations or activities in reports filed with the SEC.

•

Termination of our disclosure and reporting obligations under the Exchange Act will reduce or eliminate many of the direct costs we incur in complying with those obligations. These costs include, among other things, increased audit fees, legal fees, transfer agent fees, director and officer liability insurance premiums, postage and printing costs and other administrative expenses.

Effects on the unaffiliated shareholders of OpenTV who do not exercise dissent rights

Upon effectiveness of the redemption on the redemption date, Class A ordinary shares held by unaffiliated shareholders (other than unaffiliated shareholders who validly exercise their dissenters’ rights under the BVI Act) will be redeemed and cancelled and such holders will only be entitled to receive $1.55 per share in cash, without interest and less applicable withholding taxes. At the effective time of the redemption, such unaffiliated shareholders will cease to have any rights as a shareholder of OpenTV or any ownership interest in OpenTV. As a result, such unaffiliated shareholders will no longer have an opportunity to participate in the earnings and growth of OpenTV, or share in any future appreciation in the value of OpenTV.

Effects on unaffiliated shareholders of OpenTV who exercise dissent rights

Under the BVI Act, dissenters’ rights are available to unaffiliated shareholders who are registered holders of Class A ordinary shares at the effective time of the redemption and who otherwise comply with the applicable statutory requirements under the BVI Act to dissent from the redemption. Each such dissenting holder will be entitled to receive the fair value of such holder’s Class A ordinary shares (exclusive of any appreciation or depreciation directly or indirectly induced by the redemption, without interest and less applicable withholding taxes), as determined in accordance with Section 179 of the BVI Act. Immediately following the redemption, such holders will continue to be shareholders of OpenTV but will only be entitled to receive fair value for such shares. They will not be entitled to other rights customarily associated with a shareholder, including the right to vote the shares or to receive any dividends declared by our board of directors. Upon completion of the dissent process and the payment by OpenTV of the as-determined fair value, those shares will be redeemed and cancelled and the dissenting holder will cease to be a shareholder of OpenTV.

Dissent rights are available only to registered holders of Class A ordinary shares as of the effective time of the redemption. If you hold Class A ordinary shares in “street name” you are considered the beneficial owner but not the “registered holder” of such shares. Therefore, if you hold Class A ordinary shares in “street name,” you cannot dissent from the redemption unless you act promptly to arrange for such shares to be registered in your name and otherwise follow the requirements for dissenting under the BVI Act. Such registration and the delivery of your written notice of dissent must be effected no later than the effective time of the redemption.

See “The Redemption—Right to Dissent From the Redemption” for more information regarding your dissent rights.

Effects on the Kudelski Control Group

None of our ordinary shares held by members of the Kudelski Control Group will be redeemed in the redemption. As a result of the redemption and the completion of any related dissent process, the Kudelski Control Group will own 100% of the outstanding Class A ordinary shares and Class B ordinary shares. The Kudelski Control Group expects to incur approximately $150,000 in expenses in order to complete the redemption. Once OpenTV is a wholly-owned subsidiary of Kudelski, Kudelski will be able to integrate the operations of OpenTV with those of the Kudelski Group and to otherwise take action to realize the potential benefits set forth under “—Purposes of and Reasons for the Redemption—The Kudelski Control Group’s Purpose and Reasons for the Redemption; Consideration of Alternatives.”

Following the redemption and the completion of any related dissent process, the indirect interest of the Kudelski Control Group in OpenTV’s net book value and net earnings will increase to 100%, and the Kudelski Control Group will be entitled to all benefits resulting from that interest, including all income generated by OpenTV’s operations and any future increase in OpenTV’s value. Further, following the redemption and the completion of any related dissent process, the Kudelski Control Group will also bear the entire risk of losses generated by OpenTV’s operations and any decrease in the value of OpenTV. Following the redemption and the completion of any related dissent process, the Kudelski Control Group’s interest in OpenTV’s net book value and net earnings will increase from approximately 88.4% as of the date hereof to 100%. Based on OpenTV’s net book value as of December 31, 2009, this increase would result in the Kudelski Control Group’s interest in OpenTV’s net book value increasing by approximately $23.6 million. Assuming this increase in the Kudelski Control Group’s interest in OpenTV’s net earnings had been effective for the year ended December 31, 2009, this increase would have resulted in the Kudelski Control Group’s interest in OpenTV’s net earnings for the year ended December 31, 2009 increasing by approximately $0.7 million.

Material U.S. Federal Tax Consequences of the Redemption

The redemption for cash of the Class A ordinary shares held by unaffiliated shareholders will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign, and other tax laws. For U.S. federal income tax purposes, cash received by an unaffiliated shareholder in redemption of such shareholder’s shares will be treated as either (i) consideration received in a sale or exchange or (ii) a distribution. See “The Redemption—Material U.S. Federal Income Tax Consequences of the Redemption” for a more detailed discussion.

Plans for OpenTV after the Redemption; Certain Effects of the Redemption

Following the redemption and the completion of any related dissent process, OpenTV will be a wholly-owned subsidiary of the Kudelski Control Group and, at the effective time of the redemption, the Class A ordinary shares will be delisted from NASDAQ. In addition, as soon as practical after the redemption, and upon the satisfaction of certain conditions, we will seek to terminate the registration of the Class A ordinary shares under the Exchange Act and suspend our reporting obligations thereunder. As a result of these actions, OpenTV will no longer file reports with the SEC, and will operate as a private company owned 100% by the members of the Kudelski Control Group. At the effective time of the redemption, each outstanding Class A ordinary share (other than Class A ordinary shares held by the Kudelski Control Group, and excluding Class A ordinary shares held by non-Kudelski Group shareholders who deliver a written notice of dissent pursuant to Section 179 of the BVI Act) will be redeemed and cancelled, and thereafter only represent the right to receive $1.55 per share in cash, without interest and less applicable withholding taxes. All Class A ordinary shares and Class B ordinary shares held by the Kudelski Control Group will remain outstanding after the redemption. Until the completion of the dissent process under the BVI Act, the Class A ordinary shares held by dissenting shareholders will remain outstanding, but the holders of such Class A ordinary shares will not be entitled to any rights customarily associated with being a shareholder, including the right to vote on corporate matters or to receive dividends declared by our board of directors. They will only be entitled to receive the fair value of their Class A ordinary shares as determined by the dissent process under the BVI Act. At the conclusion of such process, such shares will be redeemed and cancelled.

Unaffiliated shareholders of OpenTV will not have the opportunity to participate in the earnings and growth of OpenTV after the redemption and will not have any right to vote on corporate matters. Similarly, unaffiliated shareholders of OpenTV will not face the risk of losses generated by OpenTV’s operations or any decline in the value of OpenTV after the redemption. Except for the members of the Kudelski Control Group, no other current affiliates of OpenTV will own any ordinary shares of OpenTV after the redemption and the completion of any related dissent process. The redemption will have no effect on outstanding options to acquire Class A ordinary shares, all of which will remain outstanding after the redemption and exercisable pursuant to their terms. Some of those options are held by our directors and executive officers. See “The Redemption—Interests of Directors and Executive Officers in the Redemption.”

OpenTV and Kudelski are also considering certain actions after the redemption, including actions to terminate all outstanding options and any other outstanding rights to acquire Class A ordinary shares, which actions could involve the merger of OpenTV with or into another entity that may be a subsidiary of OpenTV or Kudelski. In addition, OpenTV and Kudelski are considering certain actions to reorganize OpenTV’s corporate structure.

The Kudelski Control Group will continue to review OpenTV and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable to best organize and integrate the activities of OpenTV and the Kudelski Group and will implement those changes. The Kudelski Control Group anticipates taking action with respect to such organization and integration and reserves the right to make any changes that it deems necessary or appropriate in light of its review or future developments. Further, following the redemption, the Kudelski Control Group currently expects to (a) repay in part indebtedness incurred by Kudelski to finance the tender offer from OpenTV’s cash balances through intercompany loans or other transfers from OpenTV and (b) cause OpenTV to increase substantially its investment in next-generation solutions.

Except as otherwise described in this redemption notice/transaction statement, none of OpenTV or the members of the Kudelski Control Group have any current plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving OpenTV or any of its subsidiaries;

•	a sale or transfer of a material amount of assets of OpenTV or any of its subsidiaries;

•	any material change in the present dividend rate, policy, indebtedness or capitalization of OpenTV;

•

any change in the present board of directors or management of OpenTV, including, but not limited to, any plans or proposals to change the number or term of any director or to fill any existing vacancies on OpenTV’s board of directors or to change any material term of the employment contract of any executive officer of OpenTV; or

•	any other material change in OpenTV’s corporate structure or business.

Provisions for Unaffiliated Shareholders of OpenTV

Except for certain access rights specifically provided for under the laws of the British Virgin Islands, no provisions were, or will be, made in connection with the redemption to grant unaffiliated shareholders access to OpenTV’s corporate files or those of the Kudelski Control Group or any of its affiliates or to obtain counsel or appraisal services at OpenTV’s expense or at the expense of the Kudelski Control Group or its affiliates. No appraisal services were, or will be, retained on behalf of the unaffiliated shareholders.

THE REDEMPTION

Redemption; Redemption Price; Redemption Date

On February 19, 2010, the Kudelski Control Group delivered to OpenTV written instructions directing OpenTV to redeem all of the Class A ordinary shares other than such shares owned by members of the Kudelski Control Group. In its written instructions the Kudelski Control Group recommended that OpenTV redeem the Class A ordinary shares for $1.55 per share in cash. As a result of its receipt of the written instructions from the Kudelski Control Group, OpenTV is required under the BVI Act to redeem all of the outstanding Class A ordinary shares held by the non-Kudelski Group shareholders. In connection therewith, on February 22, 2010, the board of directors of OpenTV acknowledged its statutory duties and obligations under the BVI Act to comply with such written instructions and approved for purposes of Section 176 of the BVI Act and, if necessary, Section 179 of the BVI Act, a redemption price of $1.55 per Class A ordinary share in cash, without interest and less applicable withholding taxes, for the redemption of all Class A ordinary shares held by non-Kudelski Group shareholders. The board of directors set the redemption date for March 26, 2010.

At 5:00 p.m., New York City time, on the redemption date, unless you validly dissent from the redemption pursuant to the requirements of the BVI Act, all of your Class A ordinary shares will be redeemed and cancelled and you will be entitled to receive $1.55 per share in cash, without interest and less applicable withholding taxes. After the effective time of the redemption, unless you validly dissent from the redemption pursuant to the requirements of the BVI Act, you will have no more rights as a shareholder of OpenTV and will cease to be a shareholder of OpenTV.

After the redemption and the completion of any related dissent process, OpenTV will be a wholly-owned subsidiary of Kudelski and will cease to be a publicly-traded company.

Effect of the Redemption

From and after the effective time of the redemption, non-Kudelski Group shareholders will no longer have any rights with respect to any ordinary shares of OpenTV, except for the right to receive $1.55 per share, without interest and less applicable withholding taxes (or, if you dissent from the redemption, to receive the fair value of your shares as determined pursuant to the BVI Act). Class A ordinary shares redeemed in the redemption, whether on the redemption date or at the conclusion of the dissent process, will be cancelled. After the redemption and the completion of any related dissent process, OpenTV will become a wholly-owned subsidiary of Kudelski and, at the effective time of the redemption, OpenTV’s Class A ordinary shares will be delisted from NASDAQ. At the effective time of the redemption, non-Kudelski Group shareholders who do not dissent from the redemption will cease to have ownership interests in OpenTV or rights as OpenTV shareholders. Accordingly, following the redemption, such non-Kudelski Group shareholders will not participate in any of OpenTV’s future earnings or growth and will not benefit from any appreciation in OpenTV’s value.

At the effective time of the redemption non-Kudelski Group shareholders who validly dissent from the redemption will continue to be shareholders of OpenTV but will only be entitled to receive the fair value for their shares. They will not be entitled to other rights customarily associated with a shareholder, for example the right to vote the shares or to receive any dividends declared by our board of directors. Upon completion of the dissent process and the payment by OpenTV of the as-determined fair value, shares held by dissenting holders will be redeemed and cancelled and the dissenting holder will cease to be a shareholder. Accordingly, after redemption of their shares, such dissenting holders will also not participate in any of OpenTV’s future earnings or growth and will not benefit from any appreciation in OpenTV’s value.

OpenTV will deliver or make available to all holders of certificated Class A ordinary shares who do not validly exercise their dissenters’ rights under the BVI Act a letter of transmittal with which to surrender their redeemed certificated shares in exchange for $1.55 per share in cash, without interest and less applicable withholding taxes. Holders of redeemed certificated Class A ordinary shares must surrender their share certificates together with a duly executed letter of transmittal (and any other documentation required thereby) in order to receive the redemption payment.

Shareholders who hold Class A ordinary shares in book-entry form will be debited for the number of shares redeemed as of the effective time of the redemption, and promptly thereafter OpenTV will arrange for a check to be delivered to such holder at the address on record for such holder in an amount equal to the redemption payment. No letters of transmittal will be delivered to holders of Class A ordinary shares in book-entry form, and holders of book-entry Class A ordinary shares will not need to take any action to receive the redemption payment.

Promptly after the redemption date, OpenTV will deliver to each shareholder who validly dissents from the redemption a notice acknowledging the receipt of such shareholder’s dissent notice and stating that OpenTV is offering to purchase such shares at the redemption price of $1.55 per share, without interest and less applicable withholding taxes. That notice will also provide instructions to dissenting shareholders as to how, at the end of the dissent process, such shareholders can surrender their shares and receive the redemption payment determined in accordance with the dissent process.

Only registered holders of Class A ordinary shares as of the effective time of the redemption can dissent from the redemption. If you hold Class A ordinary shares in “street name,” you are considered the beneficial owner but not the “registered holder” of such shares. Therefore, if you hold Class A ordinary shares in “street name,” you cannot dissent from the redemption unless you act promptly to arrange for the Class A ordinary shares that you hold in “street name” to be registered in your name and otherwise follow the requirements for dissenting under the BVI Act. Such registration and the delivery of your written notice of dissent must be effected no later than the effective time of the redemption. See “—Right to Dissent From the Redemption” for more information regarding your dissent rights.

Shareholder Approval not Required

You are not being asked to vote in connection with the redemption. Under the BVI Act, upon the receipt of the written instructions from the Kudelski Control Group, OpenTV is required to redeem the Class A ordinary shares held by the non-Kudelski Group shareholders, and such redemption does not require the approval of our shareholders. Therefore, we are not required to seek shareholder approval for this action and no vote is sought in connection with this action.

Interests of Directors and Executive Officers in the Redemption

In considering the redemption price determined by the OpenTV board of directors, you should be aware that the directors and executive officers of OpenTV may have interests in the redemption that may be different, or in addition to, the interests of unaffiliated shareholders, as described below. The OpenTV board of directors was aware of these matters and considered them in determining the redemption price.

André Kudelski is the Executive Chairman of the board of directors of OpenTV and the Chairman and Chief Executive Officer of Kudelski. Lucien Gani is a director of OpenTV and the General Counsel and Head of Legal Affairs of Kudelski, a director of Kudelski Cayman and a director and the President and Chief Executive Officer of Kudelski USA. Alex Osadzinski is a director of OpenTV and Executive Vice President and Director, Digital TV Product at Kudelski. Pierre Roy is a director of OpenTV and Chief Operating Officer and Executive Vice President of Nagravision SA (a subsidiary of Kudelski) and an Executive Vice President of Kudelski. Mauro Saladini is a director of OpenTV and Executive Vice President and Chief Financial Officer of Kudelski. Claude Smadja is a director of OpenTV and Vice Chairman of the board of directors of Kudelski.

All options to purchase Class A ordinary shares that are outstanding and not exercised prior to the redemption will remain outstanding options to purchase Class A ordinary shares after the redemption. OpenTV and Kudelski are considering a plan to terminate all options outstanding after the redemption. The table below sets forth, for each of OpenTV’s directors and executive officers, as of January 31, 2010, (a) the aggregate number of Class A ordinary shares underlying options to purchase Class A ordinary shares held by each such individual with an exercise price less than the redemption price, (b) the aggregate intrinsic value of all such stock options assuming such options are exercised immediately prior to the effective time of the redemption, and (c) the aggregate number of Class A ordinary shares underlying options to purchase Class A ordinary shares held by each such individual with an exercise price equal to or greater than the redemption price. The aggregate intrinsic value for an option is determined by multiplying the difference between the redemption price and the exercise price for such option by the number of Class A ordinary shares subject to such option.

Director or Executive Officer	Number of Class A ordinary shares subject to options with an exercise price less than the redemption price	Aggregate intrinsic value of Class A ordinary shares underlying options with an exercise price less than the redemption price	Number of Class A ordinary shares subject to options with an exercise price equal to or greater than the redemption price
Andrè Kudelski	—	—	—
Ben Bennett	—	—	307,992
Paul Auvil	—	—	—
Joseph Deiss	10,000	$3,700	10,000
Lucien Gani	10,000	$3,700	10,000
Jerry Machovina	10,000	$3,700	67,500
Alex Osadzinski	—	—	—
Pierre Roy	10,000	$3,700	10,000
Mauro Saladini	10,000	$3,700	—
Claude Smadja	10,000	$3,700	10,000
Mark Beariault	—	—	90,000
Michael Ivanchenko	—	—	150,451
Shum Mukherjee	—	—	250,000
Joel Zdepski	—	—	95,332

Unaffiliated shareholders should also be aware of the arrangements OpenTV has with Kudelski and its affiliates described in “Certain Relationships and Related Transactions” below, and that OpenTV has entered into customary indemnification agreements with some of its executive officers and all of its directors that may entitle such individuals to indemnification with respect to actions taken by them in connection with the redemption.

Right to Dissent from the Redemption

All of the registered non-Kudelski Group shareholders have the right under the BVI Act to dissent from the redemption and obtain cash in an amount determined to equal the fair value of their Class A ordinary shares under the circumstances described below. In order to dissent from the redemption, a registered holder of OpenTV Class A ordinary shares must follow the steps summarized below properly and in a timely manner. If a non-Kudelski Group shareholder fails to comply with the requirements of Section 179 of the BVI Act, then such shareholder may lose his, her or its right to seek payment of the fair value of such holder’s shares as determined under Section 179 of the BVI Act and, in such case, such holder will instead receive the cash payment to be paid in the redemption.

The fair value that a registered non-Kudelski Group shareholder obtains for such shareholder’s Class A ordinary shares by dissenting is determined by the statutory requirements of Section 179 of the BVI Act. This fair value determination may be less than, equal to or greater than the redemption price.

Section 179 of the BVI Act is reprinted in its entirety as part of Annex A to this redemption notice/transaction statement. Set forth below is a summary description of Section 179 of the BVI Act. The following summary describes the material aspects of Section 179 of the BVI Act and the law relating to dissent rights and is qualified in its entirety by reference to Annex A. Failure to comply strictly with the procedures set forth in Section 179 of the BVI Act may result in the failure to dissent from the redemption and the loss of your right to have the fair value of your Class A ordinary shares determined pursuant to the procedures set forth in the BVI Act. This summary does not constitute legal advice in any form or manner. You are advised to seek legal counsel on the operation and effect of Section 179 of the BVI Act.

If you hold Class A ordinary shares in “street name,” you are considered the beneficial owner but not the “registered holder” of the shares and you are not a “member” or “shareholder” for purposes of the BVI Act. If you hold Class A ordinary shares in “street name,” you cannot dissent from the redemption unless you act promptly to arrange for such shares to be registered in your name and follow the requirements for dissenting under the BVI Act. Such registration and the delivery of your written notice of dissent must be effected no later than 5:00 p.m., New York City time, on the redemption date.

Because OpenTV is a British Virgin Islands company, holders of its ordinary shares are technically referred to as “members” of OpenTV. For matters of convenience, however, such holders are referred to herein as “shareholders” of OpenTV and all references in Section 179 of the BVI Act to “member” and in this summary to “shareholder” are to the registered members of OpenTV (or registered holders of ordinary shares) immediately prior to the effective time of the redemption as to which dissenters’ rights are asserted.

Pursuant to Section 179(8) of the BVI Act, within seven days of receiving the written instructions from Kudelski to redeem the Class A ordinary shares, OpenTV is required to make a written offer to each dissenting shareholder to purchase shares held by such shareholder at a specified price that OpenTV determines to be their fair value. This redemption notice/transaction statement, together with the notice of redemption, constitutes notice from OpenTV pursuant to Section 179(8) of the BVI Act to any dissenting shareholder and OpenTV hereby offers to purchase the Class A ordinary shares held by each such dissenting shareholder for $1.55 per share, without interest and less applicable withholding taxes.

Any registered non-Kudelski Group shareholder wishing to dissent from the redemption must deliver a written notice of dissent to OpenTV before the effective time of the redemption and must continuously hold the Class A ordinary shares from the date of delivering the written notice through the effective time of the redemption. Accordingly, a shareholder who is the registered holder of Class A ordinary shares on the date the written notice of dissent is made, but who thereafter transfers such shares prior to the effective time of the redemption, will lose the right to dissent with respect to such shares. A shareholder who dissents must do so in respect of all OpenTV Class A ordinary shares that such shareholder holds. A properly executed written notice of dissent will be sufficient if it includes: the name and address of the dissenting shareholder; the number of Class A ordinary shares in respect of which such shareholder dissents; and a demand for payment of the fair value of such shares. All written notices of dissent should be addressed to Corporate Secretary, and be mailed, delivered or faxed to OpenTV Corp., 275 Sacramento Street, San Francisco, California 94111, (415) 520-9780. The dissent notice must be received by OpenTV before 5:00 p.m., New York City time, on the redemption date and must be executed by, or on behalf of, the registered shareholder as further described below.

Once a shareholder validly dissents, such dissenting shareholder ceases to have any rights as a shareholder of OpenTV except the right to be paid the fair value of such holder’s shares. Promptly following the redemption date, OpenTV will send each dissenting shareholder an acknowledgement of receipt of the notice dissenting from the redemption, which will state, among other things, that OpenTV is offering each dissenting shareholder $1.55 per share in cash, without interest and less applicable withholding taxes, which OpenTV has determined to be the fair value of such shares.

Only a registered holder of Class A ordinary shares is entitled to dissent from the redemption with respect to the shares registered in that holder’s name. A written notice of dissent must be executed by the registered holder, fully and correctly, as the holder’s name appears on the share certificates (or in book—entry form, as applicable). If the Class A ordinary shares are registered in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the written notice of dissent must be made by such person, and if the Class A ordinary shares are registered in the name of more than one person, as in a joint tenancy or tenancy in common, the written notice of dissent must be executed by all joint owners. Notwithstanding the foregoing, an authorized agent, including one for two or more joint owners, may execute the written notice of dissent on behalf of a registered holder. However, the agent must identify the registered holder or holders and expressly disclose the fact that, in executing the notice, he or she is acting as an authorized agent for such holder(s).

A registered holder such as a broker who holds Class A ordinary shares as nominee for one or more beneficial owners may dissent from the redemption with respect to the Class A ordinary shares held for one or more such beneficial owners, but should only do so if such registered holder exercises such rights with respect to the Class A ordinary shares held for all such beneficial owners. If you hold your Class A shares in brokerage accounts or other nominee forms and wish to exercise your dissent rights, you are urged to consult with your broker or other nominee to determine the appropriate procedures for the submission of a notice of dissent.

During the 30-day period immediately following the redemption date, OpenTV and each dissenting shareholder may negotiate the fair value of the Class A ordinary shares held by such dissenting shareholder. If OpenTV and the dissenting shareholder agree on a price within such 30-day period, OpenTV must pay such price to the shareholder for the redemption of such shareholder’s Class A ordinary shares. In the event that the parties fail, within such 30-day period, to agree on a price, then within the 20-day period immediately following the expiration of such 30-day period the following must occur:

•	OpenTV and the shareholder each must appoint an appraiser;

•	those two appraisers will then appoint a third appraiser;

•	the three appraisers together will then fix a fair value for the shares using the following benchmark:

•

the value is fixed as at the close of business on the day prior to the date on which the Kudelski Control Group delivered to OpenTV written instructions pursuant to the BVI Act directing OpenTV to redeem all the Class A ordinary shares held by non-Kudelski Group shareholders; and

•	that value is binding on OpenTV and the dissenting shareholder for all purposes.

Among other requirements relating to the dissent proceedings, a dissenting holder is required to appoint one appraiser and pay the costs of a portion of the proceedings. Upon completion of the dissent process, OpenTV will pay to the dissenting shareholder the amount representing the appraised fair value in cash, without interest and less applicable withholding taxes, upon the surrender by such shareholder to OpenTV of the Class A ordinary shares held by such shareholder.

Promptly after the redemption date, OpenTV will deliver to each shareholder who validly dissents from the redemption a notice acknowledging the receipt of such shareholder’s dissent notice and stating that OpenTV is offering to purchase such shares at the redemption price of $1.55 per share, without interest and less applicable withholding taxes. That notice will also provide instructions to dissenting shareholders as to how, at the end of the dissent process, such shareholders can surrender their shares and receive the redemption payment determined in accordance with the dissent process.

Failure to comply strictly with these procedures may cause you to lose your dissenters’ rights and, in such event, will result in you receiving the redemption price. Consequently, if you desire to dissent from the redemption, you are urged to consult a legal advisor before attempting to exercise these rights.

Material U.S. Federal Income Tax Consequences of the Redemption

General. The following is a summary of the material U.S. federal income tax consequences to the non-Kudelski Group shareholders with respect to the redemption for cash of their shares. This summary is also generally applicable to those non-Kudelski Group shareholders who exercise dissent rights. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-Kudelski Group shareholder in light of such shareholder’s particular circumstances or to certain types of non-Kudelski Group shareholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, non-Kudelski Group shareholders holding their shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes, or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes, or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code. OpenTV has neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Class A ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for such purposes) that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Class A ordinary shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Class A ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Class A ordinary shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the redemption for cash of their shares.

Each non-Kudelski Group shareholder should consult his, her or its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of the redemption for cash of his, her or its Class A ordinary shares and the applicability and effect of any state, local, or non-U.S. tax laws and other tax consequences with respect to the redemption.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of the Redemption. The redemption for cash of the Class A ordinary shares of a non-Kudelski Group shareholder will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the redemption for cash of the shares of a U.S. Holder will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than a distribution with respect to the shares held by such U.S. Holder, if the redemption (i) results in a “complete termination” of the U.S. Holder’s equity interest in OpenTV under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The receipt of cash by a U.S. Holder will be a “complete termination” if either (i) the U.S. Holder owns no shares of OpenTV either directly or indirectly or constructively immediately after the redemption, or (ii) the U.S. Holder directly or indirectly owns no shares of OpenTV immediately after the redemption, any constructive ownership of shares is limited to constructive ownership through family members, and, with respect to any such shares constructively owned by the U.S. Holder immediately after the redemption, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of outstanding shares of OpenTV directly or indirectly or constructively owned by the U.S. Holder immediately following the redemption of shares is less than 80% of the percentage of the outstanding shares directly or indirectly or constructively owned by the U.S. Holder immediately before the redemption of shares.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete redemption” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the redemption for cash of the U.S. Holder’s shares results in a “meaningful reduction” of the U.S. Holder’s interest in OpenTV. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend on the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are directly or indirectly owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares directly or indirectly owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts, and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied.

U.S. Holders should consult their own tax advisors regarding the application of the Section 302 Tests, including the effect of the constructive ownership rules, to their particular circumstances.

Sale or Exchange Treatment. If any of the Section 302 Tests is satisfied, and the redemption for cash of the shares of a U.S. Holder is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the redeemed U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the redeemed shares. Subject to the discussion below regarding passive foreign investment companies (each a “PFIC”), any gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were redeemed exceeds one year as of the date of the redemption. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 15%). A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that is redeemed by OpenTV.

Passive Foreign Investment Company Rules. Generally, a non-U.S. corporation will be a PFIC for any taxable year in which either (i) 75% or more of its gross income for the taxable year is “passive income,” as defined for U.S. federal income tax purposes (the “PFIC Income Test”) or (ii) the average percentage of its assets during the taxable year that produce passive income or that are held for the production of passive income is 50% (the “PFIC Asset Test”). In applying the PFIC Income Test and the PFIC Asset Test, a corporation that owns, directly or indirectly, at least 25% of the value of the stock of another corporation must take into account its proportionate share of the second corporation’s income and assets. Subject to certain exceptions, shares held by a U.S. shareholder at any time during a taxable year in which a corporation is a PFIC will be treated as shares of a PFIC (“PFIC Shares”) in the hands of that shareholder for all subsequent years, even though the corporation does not meet the PFIC Income Test or PFIC Asset Test in a subsequent year.

OpenTV believes that it was not a PFIC for any of its taxable years ending prior to the redemption; however, this determination is based on certain asset valuations and the application of law in which there is no clear guidance. OpenTV believes that its approach to determining PFIC status for prior taxable years is reasonable. OpenTV cannot provide holders with any assurance that the IRS or the courts would agree with its determination if they were to consider OpenTV’s situation. Because the PFIC Income Test and PFIC Asset Test are applied on an annual basis, OpenTV can provide no assurance that it will not be a PFIC at the time of the redemption or in any subsequent tax year.

If OpenTV shares held by a U.S. Holder are PFIC Shares, gain recognized by the U.S. Holder on the redemption will be taxed under the PFIC “excess distribution regime.” Under the excess distribution regime, U.S. federal income tax on the gain is calculated by allocating the gain ratably to each day the U.S. Holder held the shares. Gain allocated to years preceding the first year in which OpenTV was a PFIC in the U.S. Holder’s holding period and gain allocated to the current year is treated as gain arising in the current year and taxed as ordinary income. Gain allocated to each of the other years (each a “PFIC Year”) is taxed at the highest ordinary income tax rate in effect for such year. Interest is calculated and added to the tax due for each PFIC Year as if the tax had been due and payable with the tax return filed by the U.S. Holder for each such year. Notwithstanding that OpenTV may have been a PFIC for a taxable year in a U.S. Holder’s holding period, gain recognized by the U.S. Holder on the redemption of OpenTV shares will not be subject to tax under the excess distribution regime if the U.S. Holder made a timely “qualified electing fund” election or a “mark-to-market” election. Gain recognized by a U.S. Holder who timely made one of these elections will be taxed under the general rules described under “—Sale or Exchange Treatment” above.

The PFIC rules are extremely complex and could, if they apply, have significant adverse effects on the taxation of any gain recognized by a U.S. Holder. Accordingly, U.S. Holders are strongly urged to consult their tax advisors to determine the potential application of the PFIC rules to their particular circumstances and any elections available for alternative treatment.

Distribution Treatment. If none of the Section 302 Tests is satisfied, the redeemed U.S. Holder will be treated as having received a distribution from OpenTV with respect to the U.S. Holder’s shares in an amount equal to the cash received by such holder in the redemption. The distribution would be treated as a dividend to the extent of such U.S. Holder’s pro rata share of OpenTV’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder’s adjusted tax basis of the redeemed shares and the adjusted tax basis of such redeemed shares would be added to the adjusted tax basis of the U.S. Holder’s remaining shares, if any. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a maximum rate of 15% on amounts treated as dividends. However, if the OpenTV shares held by a particular U.S. Holder are PFIC Shares, any amount treated as a dividend will be taxed under the excess distribution regime in a manner similar to the taxation of gains recognized on the disposition of such shares. The amount of any distribution in excess of OpenTV’s current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the shares (subject to the discussion above concerning the taxation of gain recognized on the disposition of PFIC Shares).

If the redemption of the shares of a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder generally will not be eligible for a dividends received deduction subject to certain exceptions, because OpenTV is a foreign corporation. Corporate U.S. Holders should consult their tax advisors regarding whether a dividends received deduction will be available to them.

Based on our estimates, we do not expect to have current or accumulated earnings and profits at the time of the redemption. However, the determination of whether a corporation has current or accumulated earnings and profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the redemption of such U.S. Holder’s shares is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on the redemption for cash of its shares generally will not be subject to U.S. federal tax if the redemption is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “—U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder will generally be taxed on its net gain at the regular graduated U.S. federal tax rates in much the same manner as if the Non-U.S. Holder were a U.S. Holder as described above and, if the Non-U.S. Holder is a foreign corporation, a U.S. branch profits tax may also apply at a rate of 30%, (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains (including gain recognized on the redemption of our shares) allocable to U.S. sources exceeds capital losses allocable to U.S. sources, or (iii) the shares constitute a U.S. real property interest and the Non-U.S. Holder held, directly or indirectly or constructively, at any time during the five-year period preceding the redemption, more than 5% of the shares of OpenTV. OpenTV shares will constitute a U.S. real property interest with respect to a Non-U.S. Holder if OpenTV is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the shares held by the Non-U.S. Holder were redeemed. OpenTV does not believe that it has been a United States real property holding corporation at any time during the past five years and does not expect to become one before the effective date of the redemption.

Distribution Treatment. If a Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the redemption for cash of his, her or its shares will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares, rather than as a sale or exchange of such shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above under “—U.S. Federal Income Tax Treatment of U.S. Holders.” Generally, assuming as OpenTV believes that it will have no current or accumulated earnings and profits from U.S. sources as determined for U.S. federal income tax purposes, a Non-U.S. Holder will not be subject to U.S. federal tax on an amount treated as a distribution with respect to such Non-U.S. Holder’s shares except to the extent that any such distribution in excess of the Non-U.S. Holder’s tax basis in such shares is subject to U.S. taxation under the principles described in the preceding paragraph.

U.S. Federal Backup Withholding Tax

Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a non-Kudelski Group shareholder in the redemption must be withheld and remitted to the IRS, unless such shareholder provides his, her or its taxpayer identification number (employer identification number or social security number) to OpenTV and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If OpenTV is not provided with the correct taxpayer identification number or another adequate basis for exemption, the non-Kudelski Group shareholder may be subject to backup withholding tax and may be subject to certain penalties imposed by the IRS. Therefore, each non-Kudelski Group shareholder that is a U.S. Holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless such U.S. Holder has previously provided a Substitute Form W-9 that is still valid or otherwise establishes an exemption from the backup withholding tax to the satisfaction of OpenTV. Non-Kudelski Group shareholders that hold Class A ordinary shares in a book-entry account with our transfer agent are urged to contact our transfer agent at the address and telephone number set forth below to verify that such shareholders have previously provided a Substitute Form W-9 that is still valid. Non-Kudelski Group shareholders that do not receive a letter of transmittal may obtain a Substitute Form W-9 from OpenTV at the address and telephone number set forth in “Summary Term Sheet—The Companies.” The Substitute Form W-9 must be submitted to our transfer agent at the address set forth below prior to the redemption date. The backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a non-Kudelski Group shareholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The contact information for our transfer agent is as follows: OpenTV, c/o BNY Mellon, Attn: Shareholder Relations, P.O. Box 358015, Pittsburgh, PA 15252-8015, Tel: 877-290-2268.

Certain shareholders (including, among others, all corporations and certain Non-U.S. Holders) are not subject to these backup withholding tax rules. In order for a Non-U.S. Holder to qualify as an exempt recipient and avoid withholding tax, such Non-U.S. Holder must submit an original IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, attesting to such holder’s non-U.S. status. Non-U.S. Holders are urged to contact our transfer agent at the address and telephone number set forth above to verify that such shareholders have previously provided an original IRS Form W-8BEN (or a suitable substitute form) that is still valid. The applicable form can be obtained from OpenTV at the address and telephone number set forth in “Summary Term Sheet—The Companies.” An original IRS Form W-8BEN (or a suitable substitute form) must be submitted to our transfer agent at the address set forth above prior to the redemption date.

Non-Kudelski Group shareholders are urged to consult with their tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

Source and Amount of Funds

We estimate that approximately $24.9 million will be required to pay for the Class A ordinary shares redeemed in the redemption. Additionally, we estimate that our professional fees and other expenses related to this transaction will total approximately $291,870 for the following:

SEC filing fees	$1,870
Legal fees	250,000
Other	40,000

Total	$291,870

We expect that all of the funds necessary to complete the redemption will come from our currently available cash.

In addition to the expenses incurred by the Kudelski Group in connection with the tender offer, the Kudelski Control Group estimates that its professional fees and other expenses related to the redemption will total approximately $150,000 for the following:

SEC filing fees	$0
Legal fees	140,000
Other	10,000

Total	$150,000

DIRECTORS AND EXECUTIVE OFFICERS

The names of our directors and executive officers, their titles and biographies and country of citizenship as of the date of this redemption notice/transaction statement are set forth below.

Directors

André Kudelski: Our director since January 2007 and our Executive Chairman of the Board of Directors since March 2007; Chairman and Chief Executive Officer of Kudelski since 1991; member of Kudelski’s Board of Directors since 1987 and its Chairman of the Board since 1991; currently a director of the Edipresse Group (an international media and communications company), Nestlé (a global food and beverage company), HSBC Private Banking Holdings (a global bank) and Dassault Systèmes (a provider of product lifecycle management software solutions). Mr. Kudelski is a citizen of Switzerland.

Nigel (Ben) Bennett: Our Chief Executive Officer since March 2008 and our director since November 2008; also served as our Acting Chief Executive Officer and Chief Operating Officer from August 2007 to March 2008, Managing Director of our European Operations from January 2005 to August 2007 and Senior Vice President and General Manager of our Worldwide Professional Services, Consulting and Support group from January 2002 to January 2005. Mr. Bennett is a citizen of the United Kingdom and the United States.

Paul Auvil: Our director since January 2010; Chief Financial Officer of Proofpoint, Inc. (an email security and data loss prevention solutions provider) since March 2007; Entrepreneur-in-Residence at Benchmark Capital (a venture capital firm) from October 2006 to March 2007; Chief Financial Officer of VMWare Inc. (a provider of business infrastructure virtualization solutions) from August 2002 to July 2006; previously served in senior executive capacities at Vitria Technology and VLSI Technology; currently a director of Quantum Corp. (a provider of data storage devices and solutions) and Marin Software (a private company providing paid search management applications). Mr. Auvil is a citizen of the United States.

Joseph Deiss: Our director since January 2007; Federal Councillor for the Swiss federal government from March 1999 to August 2006; Head of the Swiss Federal Department of Economic Affairs from 2002 to 2006; President of the Swiss Confederation from January 2004 to December 2004; Head of the Swiss Federal Department of Foreign Affairs from 1999 to 2002; currently a director of Emmi AG (a dairy and cheese processing and exporting company), RG Innovation S.A. (a product innovation company) and Zurich Insurance Ireland Limited and Zurich Insurance Company South Africa (insurance companies). Mr. Deiss is a citizen of Switzerland.

Lucien Gani: Our director since January 2007; General Counsel and Head of Legal Affairs of Kudelski since January 2006; currently also a Partner of MCE Avocats (a Swiss law firm) since 1990. Mr. Gani is a citizen of Switzerland.

Jerry Machovina: Our director since October 2003; private investor and senior consultant to Vehix.com (a private company that offers a multi-platform digital automotive network) since 2002; Executive Vice President of Yankees Entertainment and Sports Network (YES) from September 2001 to October 2002. Mr. Machovina is a citizen of the United States.

Alex Osadzinski: Our director since August 2009; Executive Vice President and Director, Digital TV Product at Kudelski since December 2008; Venture Partner at Trinity Ventures, a venture capital firm, from July 2001 to September 2008; previously served in senior executive capacities at several software and technology companies, including Sun Microsystems, Be, Vitria Technology and Katmango. Mr. Osadzinski is a citizen of the United Kingdom and the United States.

Pierre Roy: Our director since January 2007; Chief Operating Officer and Executive Vice President of Nagravision SA (a subsidiary of Kudelski) and Executive Vice President of Kudelski since January 2003; Principal of Pierre Roy Consulting Company (a private consulting company based in Switzerland) from 1999 to 2003. Mr. Roy is a citizen of Switzerland.

Mauro Saladini: Our director since August 2007; Executive Vice President and Chief Financial Officer of Kudelski since 2003; Partner of consulting firm McKinsey & Co. from 2001 to December 2002; currently a director of SkiData SA (a company specializing in the development and marketing of guest management systems, access technologies and ticketing solutions) and Newave SA (a developer and seller of uninterruptible power supply products and related services). Mr. Saladini is a citizen of Switzerland.

Claude Smadja: Our director since January 2007; Founder and President of Smadja & Associates Inc. (a strategic advisory firm based in Nyon, Switzerland and New York, New York working with global corporations on strategic issues) since June 2001; currently the Vice Chairman of the Board of Directors of Kudelski and director of the Edipresse Group (an international media and telecommunications company) and Infosys Corporation (a provider of consulting and information technology services). Mr. Smadja is a citizen of Switzerland.

Executive Officers

Mark Beariault: Our Senior Vice President, General Counsel and Corporate Secretary since August 2006; also served as Deputy General Counsel and Associate General Counsel since joining our company in November 2003; Senior Corporate Counsel at VERITAS Software (a provider of infrastructure software) from November 2002 to November 2003; previously an associate at the law firms of Simpson Thacher & Bartlett in New York, NY and Wilson Sonsini Goodrich & Rosati in Palo Alto, CA. Mr. Beariault is a citizen of the United States.

Michael Ivanchenko: Our Senior Vice President, Sales since April 2007; previously served as our Senior Vice President, Sales and Managing Director for the Asia-Pacific region from January 2005 to April 2007 and our Senior Vice President, Sales for the Asia-Pacific region from January 2002 to December 2005. Mr. Ivanchenko is a citizen of Australia.

Shum Mukherjee: Our Executive Vice President and Chief Financial Officer since June 2005; Executive Vice President, Finance and Operations and Chief Financial Officer at Genus, Inc. (a semi-conductor equipment company) from October 2001 to June 2005. Mr. Mukherjee is a citizen of the United States.

Joel Zdepski: Our Senior Vice President and General Manager, Middleware since October 2007; previously served in several senior managerial capacities since joining us in 1995, including as head of the Application Engineering group from 1999 to 2002 and more recently in the office of the Chief Technology Officer with responsibility for the Asia-Pacific region from 2002 to October 2007; also serves as chair of our Innovation Committee, which manages our patent prosecution and other intellectual property efforts. Mr. Zdepski is a citizen of the United States.

To our knowledge, during the past five years, none of the above directors and executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). To our knowledge, during the past five years, none of the above directors and executive officers has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such officer or director from future violations of, or prohibiting acts subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. For all purposes relevant to this redemption notice/transaction statement, the business address of each of the above directors and executive officers is 275 Sacramento Street, San Francisco, California 94111.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING SHAREHOLDER OF KUDELSKI

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director, executive officer and controlling shareholder of Kudelski are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Kudelski. The business address of each director, executive officer and controlling shareholder is 22-24, Route de Genève, Case Postale 134, 1033 Cheseaux, Switzerland. Directors are identified by an asterisk and controlling shareholders are identified with a cross.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Citizenship
André Kudelski*†	Mr. Kudelski has been a director since 1987 and has served as Chairman of the Board since 1991. He has been Chief Executive Officer since 1991. Mr. Kudelski has been a director of OpenTV since January 2007 and the OpenTV’s Executive Chairman of the Board since March 2007. He is currently a director of the Edipresse Group (an international media and communications company), Nestlé (a global food and beverage company), HSBC Private Banking Holdings (a global bank) and Dassault Systèmes (a provider of product lifecycle management software solutions).	Switzerland

Claude Smadja*	Mr. Smadja has been a director since 1999 and has served as Vice Chairman of the Board since 2002 and Lead Director since 2003. He founded and has been the President of Smadja & Associates Inc. (a strategic advisory firm based in Nyon, Switzerland and New York, New York) since 2001. Mr. Smadja has been a director of OpenTV since January 2007. He is currently a director of the Edipresse Group (an international media and telecommunications company) and Infosys Technologies, Ltd. (a provider of consulting and information technology services).	Switzerland

Norbert Bucher*	Mr. Bucher has been a director since 1992. He was Senior Vice President of Jacobs Suchard AG (a food company headquartered in Zurich, Switzerland) from 1982 to 1988.	Switzerland

Laurent Dassault*	Mr. Dassault has been a director since 1995. He is Executive Director of Groupe Industriel Marcel Dassault S.A. (a private company headquartered in Paris, France and a member of the Dassault Group (a diversified, international conglomerate)). Mr. Dassault has held various positions within the Dassault Group since 1992. He is also currently a member of the board of various companies.	France

Patrick Foetisch*	Mr. Foetisch has been a director since 1992. He is an attorney in private practice in Switzerland. Mr. Foetisch is also currently a member of the board of various companies.	Switzerland

Marguerite Kudelski*	Ms. Kudelski has been a director since 2006. Since 2007, she has worked as a consultant, offering various services related to business development and counseling to companies in Switzerland and internationally. From 2004 to 2006, she headed certain key projects within the Finance Department of Kudelski.	Switzerland

Name	Current Principal Occupation or Employment and Five-Year Employment History	Citizenship

Pierre Lescure*	Mr. Lescure has been a director since 2004 and a director of Kudelski USA since 2006. He has been Chairman of the Board and Chief Executive Officer of Anna Rose Production SAS (a production and communication consulting company in France) since 2002 and Chief Operating Officer of Théâtre Marigny in Paris, France since 2008. Mr. Lescure is a member of the Supervisory Board of Lagardere SCA (a French limited partnership and member of the Lagardere Group, a French conglomerate) and a member of the Supervisory Board of Le Monde (a French newspaper). Mr. Lescure is also a member of the board of Havas (a French communications company) and Thomson (a French communications, media and entertainment company).	France

Alexandre Zeller*	Mr. Zeller has been a director since 2007. He has been Chief Executive Officer, HSBC Private Bank (Suisse) SA since 2008. From 2002 to 2008 he was Chief Executive Officer of Banque Cantonale Vaudoise, a Swiss bank.	Switzerland

Pierre Roy	Mr. Roy has been Chief Operating Officer, Digital TV and Executive Vice President of Kudelski since 2003. He has been a director of OpenTV since January 2007.	Switzerland

Charles Egli	Mr. Egli has been Chief Executive Officer of Nagra Public Access AG, a subsidiary of Kudelski, since 2003. He has been Executive Vice President of Kudelski since 2003 and Chief Executive Officer of SkiData AG, a subsidiary of Kudelski, since 2004.	Switzerland

Aleksander Osadzinski	Mr. Osadzinski has been Executive Vice President and Director, Digital TV Product since 2008. From 2001 to 2008 he was Venture Partner at Trinity Ventures, a venture capital firm in Silicon Valley. He has been a director of OpenTV since August 2009.	United States and the United Kingdom

Mauro Saladini	Mr. Saladini has been Executive Vice President and Chief Financial Officer since 2003. He has been a director of OpenTV since August 2007. He is also a member of the board of Newave Energy Holding SA (a Swiss provider of power protection systems).	Switzerland

Yves Pitton	Mr. Pitton has been Senior Vice President, Director, Corporate Development since January 2009. From October 2006 to August 2008, he was Vice President, Special Project Strategy. From September 2008 to December 2008, Mr. Pitton was Senior Vice President, Business Development and Strategy. Prior to joining Kudelski, Mr. Pitton was a strategic consultant at McKinsey & Co. (a strategic consulting firm) from 2002 to 2006.	Switzerland

Lucien Gani	Mr. Gani has been General Counsel since 2006. From 1990 to 2005, he was an attorney in private practice with a law firm in Lausanne, Switzerland. Mr. Gani has been a director of OpenTV since January 2007. He has been a director of Kudelski Cayman since 2008. Mr. Gani has been a director of Kudelski USA since 2006 and is its President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary.	Switzerland

Name	Current Principal Occupation or Employment and Five-Year Employment History	Citizenship

John Burke	Mr. Burke has been Senior Vice President and Head of Group Human Resources since 2006. He was Chief Administrative Officer of the Global Fund to Fight AIDS, Tuberculosis and Malaria (a health financing partnership headquartered in Geneva, Switzerland) from 2004 to 2006.	Ireland and the United Kingdom

Nicolas Goetschmann	Mr. Goetschmann has been Corporate Secretary since 2004.	Switzerland

DIRECTORS AND EXECUTIVE OFFICERS OF KUDELSKI CAYMAN

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director of Kudelski Cayman are set forth below. Kudelski Cayman does not currently have any executive officers. The business address of each director is 22-24, Route de Genève, Case Postale 134, 1033 Cheseaux, Switzerland.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Citizenship
Lucien Gani	Mr. Gani has been a director since 2008. He has been General Counsel of Kudelski since 2006. From 1990 to 2005, Mr. Gani was an attorney in private practice with a law firm in Lausanne, Switzerland. He has been a director of OpenTV since January 2007. Mr. Gani has been a director of Kudelski USA since 2006 and is its President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary.	Switzerland

Santino Rumasuglia	Mr. Rumasuglia has been a director since 2008. He has been Vice President, Treasury and Investor Relations of Kudelski since 2007. From 2000 to 2007, Mr. Rumasuglia was Head of Treasury of Kudelski.	Italy and Switzerland

DIRECTORS AND EXECUTIVE OFFICERS OF KUDELSKI USA

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Kudelski USA are set forth below. The business address of each director and executive officer is 22-24, Route de Genève, Case Postale 134, 1033 Cheseaux, Switzerland.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Citizenship
Lucien Gani	Mr. Gani has been a director since 2006 and is President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of Kudelski USA. He has been General Counsel of Kudelski since 2006. From 1990 to 2005, Mr. Gani was an attorney in private practice with a law firm in Lausanne, Switzerland. He has been a director of OpenTV since January 2007 and a director of Kudelski Cayman since 2008.	Switzerland

William C. Nixon	Mr. Nixon has been a director since 2007. He has been Vice President of The Mitchell Group, a consulting firm headquartered in Washington, DC, since 2006. He worked with The Nixon Group, a consulting firm, from 2003 to 2008.	United States

Pierre Lescure	Mr. Lescure has been a director since 2006 and a director of Kudelski since 2004. He has been Chairman of the Board and Chief Executive Officer of Anna Rose Production SAS (a production and communication consulting company in France) since 2002 and Chief Operating Officer of Théâtre Marigny in Paris, France since 2008. Mr. Lescure is a member of the Supervisory Board of Lagardere SCA (a French limited partnership and member of the Lagardere Group, a French conglomerate) and a member of the Supervisory Board of Le Monde (a French newspaper). Mr. Lescure is also a member of the board of Havas (a French communications company) and Thomson (a French communications, media and entertainment company).	France

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following describes certain commercial agreements we have with the Kudelski Group and describes certain transactions or proposed transactions involving related parties and us from January 2008 through the date of this redemption notice/transaction statement. We believe that the terms of each of these agreements are no less favorable to us than terms we would have obtained in arm’s length negotiations with unaffiliated third parties. Prior to entering into any related party transaction, OpenTV, and if applicable the audit committee of our board of directors, reviews and approves the proposed transaction in light of applicable law, NASDAQ Market Place Rules, our Code of Business Conduct and Ethics and other appropriate considerations.

Commercial Arrangements with Affiliates of Kudelski

We offer products and services that are complementary to some of the products and services offered by Kudelski, and some of its affiliates, including Nagravision SA and its subsidiaries. As a result, we have many of the same customers as Kudelski and its other affiliates. Historically, even prior to Kudelski becoming our controlling shareholder, we sold products and professional services to Nagravision in support of their efforts to sell conditional access products to network operator customers who had deployed or wished to deploy OpenTV’s middleware products. During the year ended December 31, 2008, we recognized $6.4 million of royalties and licenses revenues and $1.3 million of services and other revenues from Nagravision SA; $0.7 million of royalties and licenses revenues and $0.1 million of services and other revenues from Nagra Trading S.A.; and $0.1 million of royalties and licenses and services and other revenues from Nagra France SAS. These entities are subsidiaries of Kudelski or were formerly subsidiaries of Kudelski and have been consolidated within the Kudelski Group. During the year ended December 31, 2009, we recognized $6.2 million of royalties and licenses revenues and $0.2 million of services and other revenues from Nagravision; $1.2 million of royalties and licenses revenues from Nagra Trading; and $0.2 million of royalties and licenses from Nagra France. As of December 31, 2009, our accounts receivable included $1.8 million from Nagravision and $0.4 million from Nagra Trading.

In February 2008, we signed a multi-year license and distribution agreement with Nagravision, which enables Nagravision to market and sublicense our middleware products, services and maintenance and support programs to cable, satellite and telecommunications network operators around the world. The agreement specifies the applicable license, support and professional services fees that are payable by Nagravision to OpenTV in connection with the license and distribution of our middleware products under the agreement. The terms and conditions set forth in the agreement, including the fees payable by Nagravision, are generally consistent with the terms and conditions offered by OpenTV to other distributors, including other conditional access providers. The total amount of license, support and services fees payable to OpenTV under this agreement is dependent upon the number of network operator customers sublicensed by Nagravision, the number of set-top boxes containing OpenTV middleware deployed by such customers and the amount of professional services requested by Nagravision. As of December 31, 2009, Nagravision has sublicensed our products under the terms of this agreement to Reliance Communications in India, Portugal Telecom and TV Cabo in Portugal and Canal Digitaal in the Netherlands. In March 2008, we also signed a master services agreement with Nagravision, which includes the specific terms and conditions that apply to professional services provided from time to time by OpenTV for Nagravision. Unless otherwise agreed, professional services performed by OpenTV will be billed on a time and materials basis at a daily rate that is competitive with the rates we charge our other customers. During the year ended December 31, 2009, we recognized $6.4 million in revenue under these arrangements with Nagravision.

Further, following the redemption, the Kudelski Control Group currently expects to repay in part indebtedness incurred by Kudelski to finance the tender offer from OpenTV’s cash balances through intercompany loans or other transfers from OpenTV.

Indemnification Agreements with Directors and Executive Officers

We have entered into customary indemnification agreements with some of our executive officers and all of our directors that may entitle such individuals to indemnification with respect to actions taken by them in connection with the redemption.

SECURITY OWNERSHIP OF MANAGEMENT AND THE KUDELSKI CONTROL GROUP

Security Ownership of Management

The following table sets forth, to the extent known by OpenTV or ascertainable from public filings, certain information as of January 31, 2010 with respect to the beneficial ownership of OpenTV Class A ordinary shares by (i) each of our current directors (other than those included under “—Security Ownership of Kudelski, Kudelski Cayman, Kudelski USA and the Management thereof” below); (ii) each of our current executive officers; and (iii) all current non-Kudelski related directors and executive officers as a group.

The following information regarding OpenTV ordinary shares is given as of January 31, 2010 and, in the case of percentage ownership information, is based on 108,145,054 OpenTV Class A ordinary shares outstanding on that date. Beneficial ownership is determined in accordance with the rules of the SEC.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Nigel W. Bennett	564,971	(1)	*
Paul Auvil	—		—
Mark Beariault	106,077	(2)	*
Joseph Deiss	20,000	(3)	*
Michael Ivanchenko	168,999	(4)	*
Jerry Machovina	77,500	(5)	*
Shum Mukherjee	273,085	(6)	*
Joel Zdepski	155,119	(7)	*
All current non-Kudelski related directors and executive officers as a group (8 persons)	1,365,751		1.26%

*	Indicates less than 1 percent
(1)	Includes beneficial ownership of 307,992 of our Class A ordinary shares that may be acquired pursuant to stock options.
(2)	Includes beneficial ownership of 90,000 of our Class A ordinary shares that may be acquired pursuant to stock options.
(3)	Includes beneficial ownership of 20,000 of our Class A ordinary shares that may be acquired pursuant to stock options.
(4)	Includes beneficial ownership of 150,451 of our Class A ordinary shares that may be acquired pursuant to stock options.
(5)	Includes beneficial ownership of 77,500 of our Class A ordinary shares that may be acquired pursuant to stock options.
(6)	Includes beneficial ownership of 250,000 of our Class A ordinary shares that may be acquired pursuant to stock options.
(7)	Includes beneficial ownership of 95,332 of our Class A ordinary shares that may be acquired pursuant to stock options.

Security Ownership of Kudelski, Kudelski Cayman, Kudelski USA and the Management thereof

The following table sets forth certain information with respect to the OpenTV Class A ordinary shares beneficially owned by the below-listed entities and individuals. The security ownership information in the table below is given as of January 31, 2010 and, in the case of percentage ownership information, is based on 108,145,054 OpenTV Class A ordinary shares outstanding as of such date. Beneficial ownership is determined in accordance with the rules of the SEC.

	Securities Ownership
Name	Number		Percent
Kudelski	122,311,151	(1)	88.4%
Kudelski Cayman	84,202,800		77.9%
Kudelski USA	30,206,154	(2)	21.8%
André Kudelski	122,411,151	(3)	88.5%
Pierre Roy	20,000	(4)	*
Charles Egli	—		—
Aleksander Osadzinski	—		—
Mauro Saladini	10,000	(5)	*
Yves Pitton	—		—
Lucien Gani	20,000	(6)	*
John Burke	—		—
Nicolas Goetschmann	—		—
Claude Smadja	20,000	(7)	*
Norbert Bucher	—		—
Laurent Dassault	—		—
Patrick Foetisch	—		—
Alexandre Zeller	—		—
Marguerite Kudelski	—		—
Pierre Lescure	—		—
Santino Rumasuglia	—		—
William C. Nixon	—		—
All directors, executive officers and controlling shareholders of Kudelski, Kudelski Cayman and Kudelski USA as a group	122,481,151		88.6%

*	Indicates less than 1 percent
(1)	Includes 7,902,197 Class A ordinary shares held of record by Kudelski, 84,202,800 Class A ordinary shares held of record by Kudelski Cayman and 30,206,154 Class A ordinary shares issuable upon conversion of the same number of Class B ordinary shares of OpenTV held of record by Kudelski USA. The Class B ordinary shares are convertible at any time into an equal number of Class A ordinary shares. Based upon 108,145,054 Class A ordinary shares and 30,206,154 Class B ordinary shares issued and outstanding as of January 31, 2010, and assuming the conversion of the 30,206,154 Class B ordinary shares held by Kudelski USA into the same number of Class A ordinary shares, Kudelski beneficially owns approximately 88.4% of the Class A ordinary shares, calculated in accordance with Rule 13d-3(d)(1) under Section 13 of the Exchange Act.
(2)	Includes 30,206,154 Class A ordinary shares issuable upon conversion of the same number of Class B ordinary shares of OpenTV held by Kudelski USA. The Class B ordinary shares are convertible at any time into an equal number of Class A ordinary shares.
(3)	André Kudelski may be deemed to be the beneficial owner of the Class A ordinary shares beneficially owned by Kudelski through his control of a majority of the voting securities of Kudelski. In addition, Mr. Kudelski directly owns 100,000 Class A ordinary shares.
(4)	Includes beneficial ownership of 20,000 Class A ordinary shares that may be acquired pursuant to stock options.
(5)	Includes beneficial ownership of 10,000 Class A ordinary shares that may be acquired pursuant to stock options.
(6)	Includes beneficial ownership of 20,000 Class A ordinary shares that may be acquired pursuant to stock options.
(7)	Includes beneficial ownership of 20,000 Class A ordinary shares that may be acquired pursuant to stock options.

MARKET FOR OUR CLASS A ORDINARY SHARES

Our Class A ordinary shares are traded on NASDAQ under the symbol “OPTV.” As of January 31, 2010, there were outstanding 108,145,054 Class A ordinary shares. As of such date, the Kudelski Control Group owned 92,104,997 Class A ordinary shares and all of our Class B ordinary shares, which represent, on an aggregate basis, approximately 96% of our outstanding voting power.

The following table sets forth the range of high and low sales prices of the Class A ordinary shares on NASDAQ for each quarter during the past two years.

	Class A Ordinary Shares
	High	Low
2008
First Quarter	$1.49	$0.99
Second Quarter	$1.65	$1.07
Third Quarter	$2.11	$1.10
Fourth Quarter	$1.44	$0.87
2009
First Quarter	$1.54	$0.95
Second Quarter	$1.83	$1.18
Third Quarter	$1.50	$1.21
Fourth Quarter	$1.60	$1.31
2010
First Quarter (through February 19, 2010)	$1.54	$1.36

As of January 7, 2010, the last trading day prior to the public disclosure of the Kudelski Control Group’s intention to direct OpenTV to undertake the redemption, the Class A ordinary shares closed at $1.39 per share. As of February 19, 2010, the most recent practicable date prior to the mailing of this redemption notice/transaction statement, the Class A ordinary shares closed at $1.53 per share.

We have never paid any cash dividends on our ordinary shares. We anticipate that any earnings in the foreseeable future will be retained to finance our business, and we have no current intention to pay cash dividends on our ordinary shares. The payment of dividends is within the discretion of our board of directors and will be dependent upon, among other factors, our results of operations, financial condition, capital requirements, legal requirements and any restrictions imposed by financing arrangements.

TRANSACTIONS IN CLASS A ORDINARY SHARES

Except as provided below, to the knowledge of OpenTV and that of the members of the Kudelski Control Group, no member of the Kudelski Control Group, no executive officer or director of any member of the Kudelski Control Group and none of OpenTV or any of its executive officers or directors effected any transactions involving the Class A ordinary shares since November 12, 2009.

•	Kudelski Cayman purchased 77,668,849 Class A ordinary shares for $1.55 per share in the tender offer.

•

Ben Bennett, Chief Executive Officer and director of OpenTV, tendered 123,549 Class A ordinary shares in the tender offer and such shares were purchased by Kudelski Cayman pursuant to the tender offer for $1.55 per share.

•

Shum Mukherjee, Executive Vice President and Chief Financial Officer of OpenTV, tendered 74,581 Class A ordinary shares in the tender offer and such shares were purchased by Kudelski Cayman pursuant to the tender offer for $1.55 per share.

•

Mark Beariault, Senior Vice President, General Counsel, tendered 42,820 Class A ordinary shares in the tender offer and such shares were purchased by Kudelski Cayman pursuant to the tender offer for $1.55 per share.

•	Joseph Deiss, a director of OpenTV, tendered 10,000 Class A ordinary shares in the tender offer and such shares were purchased by Kudelski Cayman pursuant to the tender offer for $1.55 per share.

•

Joel Zdepski, Senior Vice President and General Manager, Middleware, tendered 74,548 Class A ordinary shares in the tender offer and such shares were purchased by Kudelski Cayman pursuant to the tender offer for $1.55 per share.

•	Mr. Zdepski, on November 29, 2009, sold 18,003 Class A ordinary shares for $1.53 per share in the open market.

•	Michael Ivanchenko, Senior Vice President, Sales, on November 19, 2009, sold 38,077 Class A ordinary shares for $1.55 per share in the open market.

•	Mr. Bennett, on November 25, 2009 had 150,925 Class A ordinary shares valued at $1.53 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted shares.

•	Mr. Mukherjee, on November 25, 2009, had 13,374 Class A ordinary shares valued at $1.53 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted shares.

•	Mr. Beariault, on November 25, 2009, had 9,314 Class A ordinary shares valued at $1.53 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted shares.

•	Mr. Ivanchenko, on November 25, 2009, had 14,688 Class A ordinary shares valued at $1.53 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted shares.

•	Mr. Zdepski, on November 25, 2009, had 11,463 Class A ordinary shares valued at $1.53 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted shares.

•	On January 11, 2010, Mr. Bennett received 100,000 Class A ordinary shares pursuant to the terms of his employment agreement.

FINANCIAL INFORMATION

The following summary of historical consolidated financial data was derived from our audited consolidated financial statements as of and for each of the years ended December 31, 2008 and 2007, which have been audited by Grant Thornton, LLP, independent registered public accounting firm, and from our unaudited interim consolidated financial statements for the nine months ended September 30, 2009 and 2008. The results of operations for the nine months ended September 30, 2009, are not necessarily indicative of the results to be expected for the full year ending December 31, 2009. This financial information is only a summary and should be read in conjunction with our audited consolidated financial statements and the other financial information included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 10, 2009, as amended by Amendment No. 1, filed with the SEC on April 30, 2009, and Item 1 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, filed with the SEC on November 4, 2009, which information is incorporated by reference into this disclosure document. See “Where You Can Find More Information” and “Documents Incorporated by Reference.” We expect that we will issue our earnings release regarding our fourth quarter and full year 2009 results on or about February 25, 2010, and we expect to file our Annual Report on Form 10-K for the year ended December 31, 2009 on or about March 16, 2010.

OPENTV CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2009	December 31, 2008*	December 31, 2007*
ASSETS
Current assets:
Cash and cash equivalents	$78,016	$93,887	$58,599
Short-term marketable debt securities	30,833	7,768	20,404
Accounts receivable, net of allowance for doubtful accounts of $926, $1,076 and $565 at September 30, 2009, December 31, 2008 and 2007, respectively	30,289	27,275	16,655
Prepaid expenses and other current assets	5,530	4,628	5,465

Total current assets	144,668	133,558	101,123
Long-term marketable debt securities	4,995	1,178	2,811
Property and equipment, net	7,824	7,974	6,554
Goodwill	95,443	95,250	95,082
Intangible assets, net	7,505	8,519	12,589
Other assets	2,761	2,471	1,896

Total assets	$263,196	$248,950	$220,055

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,649	$2,287	$2,687
Accrued liabilities	18,639	17,602	$17,360
Accrued restructuring	325	238	883
Deferred revenue	23,315	16,130	14,992

Total current liabilities	44,928	36,257	35,922

OPENTV CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2009	December 31, 2008*	December 31, 2007*
Accrued liabilities, net of current portion	986	1,160	2,764
Accrued restructuring, net of current portion	1,091	1,146	1,297
Deferred revenue, net of current portion	15,738	17,092	9,142

Total liabilities	62,743	55,655	49,125
Commitments and contingencies
OpenTV Shareholders’ equity:
Preference shares, no par value, 500,000,000 shares authorized; none issued and outstanding	—	—	—
Class A ordinary shares, no par value, 500,000,000 shares authorized; 107,891,190, 108,385,176 and 109,657,613 shares issued and outstanding, including treasury shares, at September 30, 2009, December 31, 2008 and 2007, respectively	2,234,287	2,234,687	2,234,614
Class B ordinary shares, no par value, 200,000,000 shares authorized; 30,206,154 shares issued and outstanding at September 30, 2009, December 31, 2008 and 2007	35,953	35,953	35,953
Additional paid-in capital	516,304	515,506	500,162
Treasury shares at cost, zero, 523,647 and zero shares at September 30, 2009, December 31, 2008 and 2007, respectively	—	(623)	—
Accumulated other comprehensive loss	(1,521)	(2,163)	(141)
Accumulated deficit	(2,584,996)	(2,590,496)	(2,600,109)

Total OpenTV shareholders’ equity	200,027	192,864	170,479
Noncontrolling interest	426	431	451

Total equity	200,453	193,295	170,930

Total liabilities and equity	$263,196	$248,950	$220,055

Book value per share	$1.45

*	The condensed consolidated balance sheet at December 31, 2008 and 2007 has been derived from the company’s audited consolidated financial statements at that date.

OPENTV CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007
Revenues:
Royalties and licenses	$61,865	$56,911	$77,133	$73,735
Services and other	26,930	30,638	39,341	36,242

Total revenues	88,795	87,549	116,474	109,977
Cost of revenues:
Royalties and licenses	2,801	3,960	4,994	5,115
Services and other	31,115	29,185	39,059	42,944

Total cost of revenues	33,916	33,145	44,053	48,059

Gross profit	54,879	54,404	72,421	61,918
Operating expenses:
Research and development	25,900	25,769	34,400	32,718
Sales and marketing	6,125	7,503	9,371	10,829
General and administrative	15,559	15,030	20,299	21,563
Restructuring and impairment	149	575	575	267
Amortization of intangible assets	200	551	734	1,618
Impairment of intangible assets	—	—	767	—

Total operating expenses	47,933	49,428	66,146	66,995

Profit (loss) from operations	6,946	4,976	6,275	(5,077)
Interest income	286	1,866	2,230	3,195
Other income (expense)	(789)	776	1,581	2,824

Profit from continuing operations, before tax	6,443	7,618	10,086	942
Income tax expense	943	325	473	1,248

Profit (loss) from continuing operations, net of tax	5,500	7,293	9,613	(306)
Discontinued operations:
Loss from discontinued operations, net of tax	—	—	—	(1,091)
Impairment of assets of discontinued operations, net of tax	—	—	—	(3,764)

Net loss from discontinued operations	—	—	—	(4,855)

Net income (loss)	5,500	7,293	9,613	(5,161)
Less: Net income attributable to the noncontrolling interest	(5)	(18)	(20)	(35)

Net income (loss) attributable to OpenTV	$5,495	$7,275	$9,593	$(5,196)

Net income per share from continuing operations, basic	$0.04	$0.05	$0.07	$—
Net loss per share from discontinued operations, basic	—	—	—	(0.04)

Net income (loss) per share, basic	$0.04	$0.05	$0.07	$(0.04)

OPENTV CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007
Net income per share from continuing operations, diluted	$0.04	$0.05	$0.07	$—
Net loss per share from discontinued operations, diluted	—	—	—	(0.04)

Net income (loss) per share, diluted	$0.04	$0.05	$0.07	$(0.04)

Shares used in per share calculation, basic	138,098,719	139,629,135	139,496,297	139,012,431

Shares used in per share calculation, diluted	138,818,274	140,347,942	140,211,084	139,012,431

During the periods presented, OpenTV did not incur any interest expense or other fixed charges, therefore, a ratio of earnings to fixed charges is not applicable.

ADDITIONAL INFORMATION REGARDING THE KUDELSKI CONTROL GROUP

Acquisitions of OpenTV Ordinary Shares

On January 16, 2007, Kudelski Cayman purchased 6,533,951 Class A ordinary shares of OpenTV and Kudelski USA purchased 30,206,154 Class B ordinary shares of OpenTV from entities affiliated with Liberty Media Corporation.

Between September 2007 and February 2008, Kudelski purchased an aggregate of 7,902,197 Class A ordinary shares of OpenTV for an average purchase price of $1.09 through open-market purchases. The following table sets forth for the quarterly periods indicated the number of Class A ordinary shares of OpenTV purchased by Kudelski during such period and the high, low and average purchase price paid therefor:

	Number of Shares	High	Low	Average
Calendar Quarter Ending March 31, 2008	751,093	$1.37	$1.02	$1.22
Calendar Quarter Ending December 31, 2007	6,514,229	1.40	0.97	1.05
Calendar Quarter Ending September 30, 2007	636,875	1.45	1.29	1.36

Kudelski Cayman purchased 77,668,849 Class A ordinary shares for $1.55 per share in the tender offer.

Additional Information

To the best knowledge of the members of the Kudelski Control Group, none of the officers or directors of Kudelski, Kudelski Cayman or Kudelski USA, the controlling shareholder of Kudelski, or the executive officers, directors or affiliates of OpenTV (other than the members of the Kudelski Control Group) has made any public recommendation as of the date hereof with respect to the redemption. To the best knowledge of the members of the Kudelski Control Group, except as otherwise set forth herein, OpenTV has not made any public recommendation as of the date hereof with respect to the redemption.

No member of the Kudelski Control Group and, to the knowledge of the members of the Kudelski Control Group, neither the controlling shareholder of Kudelski nor any of the executive officers or directors of the members of the Kudelski Control Group has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Schedule 13E-3 with the SEC regarding the redemption. In addition, we file annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at www.sec.gov. Additional information can also be found on our website at www.opentv.com. Information contained on any website referenced in this redemption notice/transaction statement is not incorporated by reference in this redemption notice/transaction statement.

The members of the Kudelski Control Group have filed a Schedule 13E-3/A with the SEC regarding the redemption. You may read and copy any document that the members of the Kudelski Control Group file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the filings of the members of the Kudelski Control Group at the regional offices of the SEC or over the Internet at the SEC’s website at www.sec.gov.

Neither OpenTV nor any member of the Kudelski Control Group has authorized anyone to give any information or make any representation about the redemption that differs from, or adds to, the information in this redemption notice/transaction statement or the documents that are publicly filed by OpenTV or the members of the Kudelski Control Group with the SEC. Therefore, if anyone gives you different or additional information, you should not rely on it.

The information contained in this redemption notice/transaction statement speaks only as of its date, unless the information specifically indicates that another date applies.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 10, 2009, as amended by Amendment No. 1, filed with the SEC on April 30, 2009.

•

Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, as filed with the SEC on May 11, 2009, August 7, 2009 and November 4, 2009, respectively.

•

Our Current Reports on Form 8-K, filed with the SEC on February 27, 2009, March 3, 2009, March 16, 2009, June 3, 2009, June 22, 2009, August 31, 2009, October 9, 2009, October 19, 2009, October 21, 2009, January 13, 2010, January 14, 2010 and February 24, 2010.

Annex A

Sections 176 and 179 of the BVI Business Companies Act, 2004 (as amended)

“176. (1) Subject to the memorandum or articles of a company,

(a) members of the company holding 90 per cent of the votes of the outstanding shares entitled to vote; and

(b) members of the company holding 90 per cent of the votes of the outstanding shares of each class of shares entitled to vote as a class,

may give a written instruction to the company directing it to redeem the shares held by the remaining members.

(2) Upon receipt of the written instruction referred to in subsection (1), the company shall redeem the shares specified in the written instruction irrespective of whether or not the shares are by their terms redeemable.

(3) The company shall give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected.”

“179. (1) A member of a company is entitled to payment of the fair value of his shares upon dissenting from

(a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b) a consolidation, if the company is a constituent company;

(c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

(i) a disposition pursuant to an order of the Court having jurisdiction in the matter,

(ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

(iii) a transfer pursuant to the power described in section 28(2);

(d) a redemption of his shares by the company pursuant to section 176; and

(e) an arrangement, if permitted by the Court.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

(4) Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action.

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(5) A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

(a) his name and address;

(b) the number and classes of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

(6) A member who dissents shall do so in respect of all shares that he holds in the company.

(7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

(8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9) If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

(a) the company and the dissenting member shall each designate an appraiser;

(b) the two designated appraisers together shall designate an appraiser;

(c) the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d) the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12) Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.”

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